Exhibit 15.4

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect of this circular or as to the action to be taken, you should consult a licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in Leoch International Technology Limited, you should at once hand this circular and the accompanying form of proxy to the purchaser or the transferee or to the bank, licensed securities dealer or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

The Proposed Spin-off and the Proposed Distribution (each as defined herein) are subject to, among other things, the approval of the Company Shareholders, the approvals from the relevant U.S. authorities, the final decision of the Directors and the board of directors of the Company (or its subsidiaries, as applicable), as well as market conditions and other relevant considerations. Accordingly, the Company Shareholders and potential investors should be aware that there is no assurance that the Proposed Spin-off and the Proposed Distribution will take place or when they will take place. The Company Shareholders and potential investors should exercise caution when dealing in the securities of the Company.

This circular is for information purposes only and does not constitute an invitation or offer, for securities of the Company.

Leoch International Technology Limited

理士國際技術有限公司

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 842)

(1) THE PROPOSED SPIN-OFF AND THE PROPOSED DISTRIBUTION;

(2) CONTINUING CONNECTED TRANSACTIONS IN RELATION TO THE PRODUCT PROCUREMENT FRAMEWORK AGREEMENT;

AND

(3) NOTICE OF THE EXTRAORDINARY GENERAL MEETING

Independent Financial Adviser to

the Independent Board Committee and the Independent Company Shareholders

A letter from the Board is set out on pages 5 to 32 of this circular and a letter of recommendation from the Independent Board Committee to the Company Shareholders and the Independent Company Shareholders is set out on pages 33 to 34 of this circular. A letter of advice from the Independent Financial Adviser to the Independent Board Committee and the Independent Company Shareholders in respect of the Product Procurement Framework Agreement is set out on pages 35 to 46 of this circular.

A notice convening the extraordinary general meeting of the Company to be held at 10:00 a.m. on 7 January 2026 at Unit C, 33/F., TML Tower, No. 3 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong, is set out on pages EGM-1 to EGM-3 of this circular. A form of proxy for use at the extraordinary general meeting of the Company is also enclosed with this circular.

Whether or not you are able to attend the meeting, you are requested to complete the accompanying form of proxy in accordance with the instructions printed thereon and return it to the Company’s branch share registrar and transfer office in Hong Kong, Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong, as soon as possible but in any event not less than 48 hours before the time appointed for the holding of the meeting or any adjourned meeting (as the case may be). Completion and return of the form of proxy shall not preclude you from attending and voting at the meeting or any adjourned meeting (as the case may be) should you so wish.

15 December 2025

– i –

EXPECTED TIMETABLE

EVENTS

Despatch of circular and notice of the EGM	15 December 2025

Latest time for lodging transfers of Shares in order to be entitled to attend and vote at the EGM	4:30 p.m., 31 December 2025

Latest time for return of proxy forms in respect of the EGM	10:00 a.m., 5 January 2026

Closure of the register of members of the Company for determining the entitlements to attend and vote at the EGM	2 January 2026 to 7 January 2026

EGM	10:00 a.m., 7 January 2026

Announcement of the poll results of the EGM	7 January 2026

Register of members of the Company re-opens	8 January 2026

Latest day of trading in the Shares on a cum-entitlement basis	8 January 2026

First day of dealing in the Shares on an ex-entitlement basis	9 January 2026

Latest time for lodging transfers of Shares to qualify for the Proposed Distribution	4:30 p.m., 12 January 2026

Closure of the register of members of the Company for determining entitlements to the Proposed Distribution	13 January 2026

Record Date for determining the entitlements to the Proposed Distribution	13 January 2026

Register of members of the Company re-opens	14 January 2026

Completion of the Proposed Distribution	4 February 2026

Expected Listing Date of the Spinco	4 February 2026

All times refer to Hong Kong time. Please note that the expected timetable above is indicative only and may be extended or varied. If there is any change to the expected timetable above, the Company will publish an announcement as soon as possible.

– ii –

DEFINITIONS

In this circular, the following expressions shall have the following meanings unless the context requires otherwise:

‘‘Articles’’	the articles of association of the Company

‘‘Board’’	the board of the Directors

‘‘Brand Licensing Framework Agreement’’	the brand licensing framework agreement to be entered into between the SpinCo Group and the Retained Group

‘‘Company’’	Leoch International Technology Limited, a company incorporated in the Cayman Islands and the issued Shares of which are listed on the main board of the Stock Exchange under stock code: 842

‘‘Company Shareholder(s)’’	the shareholder(s) of the Company

‘‘Controlling Shareholders’’	has the meaning ascribed to it under the Listing Rules

‘‘Director(s)’’	the director(s) of the Company

‘‘Dr. Dong’’	Dr. Dong Li, the Chairman of the Board and an executive Director, who, through Master Alliance, is interested in approximately 74.17% of the total issued share capital of the Company and hence a Controlling Shareholder

‘‘EGM’’	the extraordinary general meeting of the Company to be held at 10:00 a.m. on 7 January 2026 for the purpose of considering and, if thought fit, approving the matters referred to in this circular

‘‘Group’’	the Company and its subsidiaries

‘‘Hong Kong’’	the Hong Kong Special Administrative Region of the People’s Republic of China

‘‘IFRS’’	International Financial Reporting Standards

DEFINITIONS

‘‘Independent Board Committee’’	an independent committee of the Board comprising of all the independent non-executive Directors established by the Company to advise (i) the Company Shareholders in respect of the terms of the Proposed Spin-off and the Proposed Distribution; and (ii) the Independent Company Shareholders in respect of the terms of, and the transactions contemplated under, the Product Procurement Framework Agreement

‘‘Independent Financial Adviser’’	Lego Corporate Finance Limited, a licensed corporation to carry out type 6 (advising on corporate finance) regulated activity under the SFO, acting as the independent financial adviser to advise the Independent Board Committee and the Independent Company Shareholders in respect of the terms of the Product Procurement Framework Agreement

‘‘Independent Company Shareholders’’	Company Shareholder(s) who is/are not required to abstain from voting on the resolution to be proposed at the EGM to approve the Product Procurement Framework Agreement

‘‘Latest Practicable Date’’	5 December 2025, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained in this circular

‘‘Listing Rules’’	the Rules Governing the Listing of Securities on the Stock Exchange (as amended from time to time)

‘‘Master Alliance’’	Master Alliance Investment Limited, a limited liability company incorporated in the British Virgin Islands which is wholly owned by Dr. Dong

‘‘Non-Qualifying Company Shareholders’’	the Company Shareholders who, due to practical limitations and restrictions, will not be qualified to receive the shares of the SpinCo directly under the Proposed Distribution, if any. Please refer to the paragraph headed ‘‘2.12. Arrangement for the Proposed Distribution’’ of this circular for a more detailed definition

‘‘PN15’’	Practice Note 15 of the Listing Rules

‘‘Product Procurement Framework Agreement’’	the product procurement framework agreement to be entered into between the SpinCo Group and the Retained Group

DEFINITIONS

‘‘Proposed Distribution’’	the proposed demerger of the SpinCo from the Company through a distribution in specie of all of the Company’s shares held in the SpinCo to all the Company Shareholders on a pro-rata basis

‘‘Proposed Spin-off’’	the proposed listing of the shares of the SpinCo on the U.S. Stock Exchange

‘‘Qualifying Company Shareholders’’	the Company Shareholders who are not the Non-Qualifying Shareholders and who will directly receive the shares of the SpinCo under the Proposed Distribution

‘‘Referenced Equity Value’’	the value of the SpinCo Group as of 30 June 2025, assessed by an independent valuer engaged by the Company

‘‘Retained Group’’	the Company and its subsidiaries, excluding the SpinCo Group

‘‘SFO’’	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

‘‘Share(s)’’	the ordinary share(s) of HK$0.10 each in the issued share capital of the Company

‘‘SpinCo’’	Leoch Energy Inc, an exempted limited liability company incorporated in the Cayman Islands on 19 July 2024 and a wholly-owned subsidiary of the Company prior to the Proposed Spin-off, and the demerger entity in the Proposed Spin-off

‘‘SpinCo Group’’	the SpinCo and its subsidiaries

‘‘SpinCo Listing Date’’	the date on which the SpinCo is listed on the U.S. Stock Exchange

‘‘Stock Exchange’’	The Stock Exchange of Hong Kong Limited

‘‘subsidiary(ies)’’	has the meaning as ascribed thereto in the Listing Rules

‘‘U.S.’’	the United States of America

‘‘U.S. SEC’’	the Securities and Exchange Commission of the U.S.

‘‘U.S. Stock Exchange’’	the New York Stock Exchange or Nasdaq

DEFINITIONS

“US$”	U.S. dollar(s), the lawful currency of the U.S.

“%”	percent

LETTER FROM THE BOARD

Leoch International Technology Limited

理士國際技術有限公司

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 842)

Executive Directors:	Registered Office:
Dr. DONG Li	Cricket Square, Hutchins Drive
Ms. HONG Yu	PO Box 2681
Grand Cayman KY1-1111
Independent non-executive Directors:	Cayman Islands
Mr. CAO Yixiong Alan
Mr. LAU Chi Kit	Headquarters:
Mr. LU Zhiqiang	152 BEACH ROAD
#22-01/04,
GATEWAY EAST,
SINGAPORE

Principal place of business in Hong Kong:
Unit C, 33/F,
TML Tower
No. 3 Hoi Shing Road
Tsuen Wan
New Territories
Hong Kong

15 December 2025

To the Company Shareholders

Dear Sir or Madam,

(1) THE PROPOSED SPIN-OFF AND THE PROPOSED DISTRIBUTION;

(2) CONTINUING CONNECTED TRANSACTIONS IN RELATION TO THE PRODUCT PROCUREMENT FRAMEWORK AGREEMENT;

AND

(3) NOTICE OF THE EXTRAORDINARY GENERAL MEETING

1.	INTRODUCTION

Reference is made to the announcement of the Company dated 12 February 2025 in relation to the Proposed Spin-off and the Proposed Distribution.

LETTER FROM THE BOARD

The purpose of this circular is to provide you with, among others: (i) further details of the Proposed Spin-off and the Proposed Distribution; (ii) further details of the Product Procurement Framework Agreement; (iii) the letter of recommendation from the Independent Board Committee to (a) the Company Shareholders in respect of the Proposed Spin-off and the Proposed Distribution; and (b) the Independent Company Shareholders in respect of the Product Procurement Framework Agreement; (iv) the letter from the Independent Financial Adviser to the Independent Board Committee and the Independent Company Shareholders in respect of the Product Procurement Framework Agreement; and (v) a notice of the EGM, to enable you to make an informed decision on whether to vote for or against the proposed resolutions at the EGM.

An ordinary resolution will be proposed at the EGM to approve the Proposed Spin-off and the Proposed Distribution, which is subject to the approval by the requisite majority (i.e., over 50%) of the Company Shareholders voting at the EGM in person or by proxy.

2.	THE PROPOSED SPIN-OFF AND SEPARATE LISTING OF THE SPINCO ON THE U.S. STOCK EXCHANGE

2.1.	Background

The Board proposes to carry out a spin-off and separate listing of the SpinCo on the U.S. Stock Exchange. In this regard, the Company submitted a spin-off proposal to the Stock Exchange pursuant to PN15 and announced on 12 February 2025 that the Stock Exchange has confirmed that the Company may proceed with the Proposed Spin-Off.

Subject to obtaining the requisite approval from the Company Shareholders at an EGM, the Proposed Spin-off, if proceeded with, will result in the separate listing of the SpinCo on a U.S. Stock Exchange and the Proposed Distribution, if proceeded with, will result in the full separation of the SpinCo from the Company. It is proposed that the Proposed Distribution, whereby the Company will distribute all of the shares it holds in the SpinCo to the Company Shareholders, will occur substantially concurrently with the listing of the SpinCo. Considering the recent market conditions in the U.S., an initial public offering of the SpinCo’s shares on a U.S. Stock Exchange will not be undertaken together with the Proposed Spin-off and the Proposed Distribution.

The Proposed Distribution is aimed at providing the Company Shareholders with an assured entitlement to the shares of the SpinCo upon the Proposed Spin-off by way of a distribution in specie, representing an arrangement determined by the Company having due regard to the interests of the Company Shareholders.

The ultimate objective of the Proposed Spin-off and the Proposed Distribution is to create a parallel listing structure of the Company and the SpinCo, under which the SpinCo will be demerged and deconsolidated from the Company and separately listed on a U.S. Stock Exchange, with the Company Shareholders becoming direct shareholders of the SpinCo.

LETTER FROM THE BOARD

In addition to the approval by the Company Shareholders at the EGM, among other things, the SpinCo has yet to obtain approvals from the U.S. SEC and the U.S. Stock Exchange before it can be listed on the U.S. Stock Exchange.

2.2.	Shareholding percentage of the Company in the SpinCo immediately before and after the Proposed Spin-off and the Proposed Distribution

Prior to the completion of the Proposed Spin-off, the SpinCo (as the listing entity) is a wholly-owned subsidiary of the Company. Immediately following the completion of the Proposed Spin-off, the SpinCo Group will be fully demerged and deconsolidated from the Company and separately listed on the U.S. Stock Exchange, whilst the Company will remain listed on the Stock Exchange.

Set out below is the shareholding structure of the Group and the SpinCo Group before and after the completion of the Proposed Spin-off and the Proposed Distribution.

Before the completion of the Proposed Spin-off and the Proposed Distribution.

LETTER FROM THE BOARD

After the Proposed Spin-off and the Proposed Distribution:

2.3.	Conditions of the Proposed Spin-off and the Proposed Distribution

The Proposed Spin-off and the Proposed Distribution will proceed if the proposal is approved by the requisite majority (i.e., over 50%) of the Company Shareholders voting at the EGM in person or by proxy. The Proposed Spin-off and the Proposed Distribution are subject to (i) the approval by the requisite majority (i.e., over 50%) of the Company Shareholders voting at the EGM in person or by proxy, and (ii) the approvals from the relevant U.S. authorities in respect of the Proposed Spin-off and Proposed Distribution. As of the Latest Practicable Date, the abovementioned conditions have not yet been fulfilled, and such conditions are not waivable.

2.4.	Financial impact of the Proposed Spin-off and the Proposed Distribution

It is expected that the SpinCo (and its subsidiaries) will cease to be subsidiaries of the Company and be fully demerged from the Company immediately upon completion of the Proposed Spin-off and the Proposed Distribution.

The following estimates the financial impact of the Proposed Spin-off and the Proposed Distribution on the Group on the basis of the current structure which is subject to finalization and audit and is for illustration purposes only. The analysis below does not purport to represent how the financial position of the Group will be upon completion of the Proposed Spin-off and the Proposed Distribution.

Paragraph 25 of IFRS 10 states that:

‘‘If a parent loses control of a subsidiary, the parent:

derecognises the assets and liabilities of the former subsidiary from the consolidated statement of financial position.

LETTER FROM THE BOARD

recognises any investment retained in the former subsidiary at its fair value when control is lost and subsequently accounts for it and for any amounts owed by or to the former subsidiary in accordance with relevant IFRSs. That fair value shall be regarded as the fair value on initial recognition of a financial asset in accordance with IFRS 9 or, when appropriate, the cost on initial recognition of an investment in an associate or joint venture.

recognises the gain or loss associated with the loss of control attributable to the former controlling interest.’’

Since the SpinCo will be fully demerged and deconsolidated from the Company and will no longer be accounted for as a subsidiary of the Company, the Group will derecognise the assets and liabilities of the SpinCo Group from the consolidated statements of financial position. The Group will no longer hold shares in the SpinCo.

Valuation of the SpinCo Group

For the purpose of the PN15 application to the Stock Exchange, the Company has engaged an independent valuer to assess the value of the SpinCo Group. Based on the valuation report, the Referenced Equity Value of the SpinCo Group is estimated to be approximately RMB1,425 million as of 30 June 2025.

The valuer has adopted the market approach with reference to the fair value of certain selected comparable companies as of 30 June 2025 in determining the market value of the SpinCo Group. The valuer has selected a group of comparable companies listed on Japan, Hong Kong and U.S. stock exchanges to provide a reasonable reference in evaluating the industry’s multiples, and adopted the P/B ratio and EV/Sales ratio to arrive at the Referenced Equity Value. The comparable companies have been selected based on the following criteria:

(a)	The comparable companies are in the same industry as the SpinCo Group, namely the new energy battery industry;

(b)	The difference between the revenue scale of the comparable companies and the revenue scale of the SpinCo Group on the valuation date shall be around or within five times;

(c)	The selected companies shall be profitable and have positive net assets on the valuation benchmark date; and

(d)	The selected companies have relevant public information for reference and assessment. A share companies are excluded as they are having higher premium in terms of market capitalization.

LETTER FROM THE BOARD

The assumptions adopted by the valuer included but not limited to the following:

(i)

the products of the SpinCo Group was transacted in an open market where parties could determine the terms of the transaction on an arm’s length negotiation basis with due consideration; (ii) the SpinCo Group is expected to continue to conduct the existing power solution business; (iii) the historical profitability of the SpinCo Group is sustainable and representative; (iv) the general new energy battery market will not have a material decrease in the foreseeable future; (v) future legislative or regulatory changes would not have a material adverse effect on the SpinCo Group’s business, results of operations or financial condition; (vi) the mortgage and guarantee borne by the SpinCo Group were not taken into consideration when determining the Referenced Equity Value; (vii) there will not be material future legislative or regulatory changes including taxes, credit, exchange rates and finance policies; (viii) the business operation of the Retained Group has been and will be conducted in accordance with applicable laws, regulations and its Articles; (ix) the shares of the selected companies are traded under a normal and orderly market without manipulation; and (x) the financial information of the selected companies are true, accurate and complete and was disclosed in time.

As the SpinCo was not listed as of 30 June 2025, in determining the Referenced Equity Value, the valuer has taken into consideration (i) the nature and history of the Group and the SpinCo Group; (ii) the financial conditions of the SpinCo Group; (iii) the operation, financial and business risks of the SpinCo Group, including the continuity of income; (iv) market-derived investment returns of entities engaged in similar lines of business; and (v) the private company status of the SpinCo.

Having reviewed the qualification and experience of the independent valuer, and conducted reasonable assessment on the valuation method and the principal assumptions adopted by the valuer, the Company is of the view that the above method in determining the Referenced Equity Value is fair and appropriate because of the following:

(a)

the value of the SpinCo Group as determined by the independent valuer represents a fair value of 100% interest in the SpinCo Group as of 30 June 2025 by reference to the then circumstances of the SpinCo Group, which is based on common and widely accepted valuation methodology; and

(b)

the valuation methodology (as being appropriate based on the view of the valuer) has taken into account the specific circumstances of the SpinCo Group and value of companies as of 30 June 2025 that are considered to be comparable to the SpinCo Group.

LETTER FROM THE BOARD

However, the Company Shareholders and potential investors should note that the above Referenced Equity Value assessed by the valuer is for the Company Shareholders’ and potential Shareholders’ reference only. The value in respect of the Company’s equity interest in the SpinCo Group as of the date of the completion of the Proposed Spin-off and the Proposed Distribution will be determined by the market share price of the SpinCo on the U.S. Stock Exchange, as the SpinCo will become a listed company in the U.S. in connection with the Proposed Spin-off and the Proposed Distribution subject to, among other things, the approval of the Company Shareholders and the approvals from the relevant U.S. authorities.

2.5.	Reasons for and anticipated benefits of the Proposed Spin-off and the Proposed Distribution

Following the Company’s assessment of the overall market positions of its power solution and related items including its network power batteries, SLI batteries, motive power batteries and energy storage solutions across different regions around the world and recycled lead in the PRC, the Company recognized that success in each market requires geography- specific considerations and focus (such as, among others, consumer habits, localized lifestyle differences, cultural differences, and consumer and market preferences). As a result, the Company believes that the best strategy to drive global business growth and expand its presence in localized markets, is to ‘‘break up’’ the Group into its two primary delineated markets: (i) Chinese Mainland, Hong Kong and Macau; and (ii) overseas markets (the ‘‘Overseas Markets’’) including Europe, Middle East and Africa (‘‘EMEA’’), Americas and Asia-Pacific regions (other than Chinese Mainland, Hong Kong and Macau), and have the Retained Group, which will remain listed on the Stock Exchange focus on Chinese Mainland, Hong Kong and Macau markets, while the SpinCo Group, of which the Company proposes to attain a separate listing on the U.S. Stock Exchange, focuses on the Overseas Markets.

The Board considers that the Proposed Spin-off and the Proposed Distribution are commercially beneficial to the Company and the SpinCo Group and in the interest of the Company Shareholders as a whole as it expects the following benefits:

(a)	the Proposed Spin-off would strengthen the operational management ability of both the Retained Group and the SpinCo Group, and their respective abilities to recruit and retain personnel;

(b)

the Proposed Spin-off and the Proposed Distribution would create two independent businesses, being the Retained Group and the SpinCo Group with enhanced geographic focus, each of which the Board believes is well positioned for continued growth and market share capture, driven by innovation and new product offerings in their respective areas;

LETTER FROM THE BOARD

(c)

the Proposed Spin-off would be conducive to improving the operation, financial transparency and corporate governance level of the Retained Group and the SpinCo Group, respectively, through which the investors could form better understanding of, and investment decisions in, businesses with different focuses, thus achieving reasonable valuation of the Group, enhancing the interests of all shareholders of the Retained Group and the SpinCo Group; and

(d)

the Proposed Spin-off and the Proposed Distribution would enable shareholders and investors to assess the investment propositions of each business of the Retained Group and the SpinCo Group individually and freely select whether to continue to participate in both businesses or adjust their investment exposure, so as to unlock and enhance the market value of both the Retained Group and the SpinCo Group.

As such, the Company is of the view that the Proposed Spin-off and the Proposed Distribution is fair and reasonable and in the interests of the Company and the Company Shareholders as a whole.

2.6.	Information on the SpinCo Group and the Retained Group

2.6.1	Business Overview

As of the Latest Practicable Date, the Group is primarily engaged in (i) power solutions business categorized into three major categories: (a) network power batteries, including Telecom and UPS batteries which are widely used in communications networks and data centers at all levels to provide a key guarantee for the normal operation of communication networks and other reserve power batteries; (b) SLI batteries, which are used for the starting-and-stop, lightening and ignition (SLI) of automobiles, motorcycles and ships; and (c) motive power batteries, which are mainly used in electric bicycles, electric tricycles, low-speed electric cars, golf carts and sightseeing carts; and (ii) sales of recycled lead products business. For the three years ended 31 December 2024 and the six months ended 30 June 2025, the revenue generated by the above two major business segments from customers principally located in Chinese Mainland, Hong Kong, Macau, EMEA, Americas and Asia-Pacific (other than Chinese Mainland, Hong Kong and Macau).

Upon completion of the Proposed Spin-off and the Proposed Distribution, the SpinCo Group will operate its power solution business in Overseas Markets (the ‘‘SpinCo Businesses’’), and the Retained Group will continue to operate its power solution business and sales of recycled lead products business in Chinese Mainland, Hong Kong and Macau (the ‘‘Remaining Businesses’’).

LETTER FROM THE BOARD

The SpinCo Businesses and the Remaining Businesses will primarily engaged in the production and sales of the power solution products as stated above. The power solution products sold by the Retained Group and the SpinCo Group are designed for use in vehicles, energy storage systems and other applications for telecommunication stations and data centers in different markets and regions, with differentiated and distinguished features and characteristics in terms of their design, technical specification, functionality and capacity, which cater to specific models of products (such as electric vehicles) and application systems used or sold in different countries and regions, as well as with modifications necessary to comply with any applicable standard or product requirements under local laws and regulations. For example, the batteries used in BMW cars sold in China have different size, specifications, capacity and electricity compared to the BMW cars sold in the U.S. This is determined by local standards, product requirements and customer preference in difference regions.

2.6.2	Financial Information of the SpinCo Group

For the purpose of the application under PN15 with the Stock Exchange, the Company has prepared pro-forma financial information of the SpinCo Group. Set out below is the financial information of the SpinCo Group prepared according to IFRS with the pro-forma adjustments for the three years ended 31 December 2024 and the six months ended 30 June 2025:

	For the year ended 31 December			For the six months ended 30 June 2025
	2022	2023	2024
	(RMB million, unaudited)
Revenue	4,776	4,962	6,206	3,434
Profit before tax	400	404	440	211
Profit after tax	353	323	312	142

The total assets (on a pro forma basis as per above) of the SpinCo Group amounted to RMB3,094 million, RMB3,870 million, RMB5,392 million and RMB4,886 million, as of 31 December 2022, 2023 and 2024 and 30 June 2025, respectively. The net asset value of the SpinCo Group amounted to RMB1,023 million, RMB1,358 million, RMB1,918 million and RMB1,007 million, as of 31 December 2022, 2023 and 2024 and 30 June 2025, respectively.

LETTER FROM THE BOARD

The Company Shareholders and potential investors should note that the above financial information has been prepared under IFRS with pro forma adjustments, which may differ from the financial information included in any registration statement to be filed by the SpinCo with the relevant U.S. authorities in connection with its proposed listing on the U.S. Stock Exchange, which would be prepared in accordance with U.S. generally accepted accounting principles (GAAP).

For details of the financial information (on a pro forma basis as per above) of the SpinCo Group, please refer to Appendix III-Pro Forma Financial Information of the SpinCo Group.

2.6.3	Financial Information of the Retained Group

For the purpose of the application under PN15 with the Stock Exchange, the Company has prepared pro-forma financial information of the Retained Group. Set out below is the financial information of the Retained Group prepared according to IFRS with pro-forma adjustments for the three years ended 31 December 2024 and the six months ended 30 June 2025:

				For the six months ended 30 June
	For the year ended 31 December
	2022	2023	2024	2025
	(RMB million, unaudited)
Revenue	10,610	11,274	13,456	7,242
Profit before tax	190	250	264	754
Profit after tax	157	256	264	779

The total assets (on a pro forma basis as per the above) of the Retained Group amounted to RMB8,588 million RMB11,167 million, RMB13,723 million and RMB13,797 million as of 31 December 2022, 2023 and 2024 and 30 June 2025, respectively. The net asset value of the Retained Group amounted to RMB3,021 million, RMB3,243 million, RMB3,114 million and RMB4,056 million as of 31 December 2022, 2023 and 2024 and 30 June 2025, respectively.

2.7.	Management Independence

As of the Latest Practicable Date, the Board comprises Dr. Dong and Ms. Hong Yu as executive Directors, and Mr. Cao Yixiong Alan, Mr. Lau Chi Kit and Mr. Lu Zhiqiang as independent non-executive Directors.

LETTER FROM THE BOARD

Upon the completion of the Proposed Spin-off, except for Dr. Dong who will act as the chairman of the Board and non-executive Director of the Retained Group and the chairman of the board of directors and chief executive officer of the SpinCo Group, there will be no overlapping of directors or senior managers between the SpinCo Group and the Retained Group.

On the above basis, the Company believes that the Board will operate the business of the Retained Group and resolve all actual or potential conflicting matters involving the SpinCo Group’s business independently, and equally the SpinCo will operate the business of the SpinCo Group independently and make decisions in the interests of the SpinCo and its shareholders as a whole.

2.8.	Clear delineation between the business of the Retained Group and the SpinCo Group

Upon completion of the Proposed Spin-off, the SpinCo Group will carry on the R&D, production, marketing and distribution of power solution products in the Overseas Markets, whilst the Retained Group will continue to carry on the Remaining Businesses.

The Remaining Business and the business of the SpinCo Group are mainly delineated in terms of their target customers, namely, the customers of the Remaining Business are located in Chinese Mainland, Hong Kong and Macau, while the customers of the SpinCo Business are located in EMEA, Americas and Asia-Pacific regions (other than Chinese Mainland, Hong Kong and Macau).

As a result of such clear geographical delineation in terms of the locations of the customers of the SpinCo Group and the Retained Group, there is clear delineation of businesses between the SpinCo Group and the Retained Group in the following aspects:

	Remaining Businesses	SpinCo Business

Distribution and marketing channels	The Retained Group will sell its products directly to customers or through distributors in Chinese Mainland, Hong Kong and Macau. The distribution and marketing channels do not overlap between the Retained Group and the SpinCo Group.	The SpinCo Group will sell its products directly to customers or through distributors in EMEA, Americas and Asia-Pacific regions (other than Chinese Mainland, Hong Kong and Macau). The distribution and marketing channels do not overlap between the Retained Group and the SpinCo Group.

LETTER FROM THE BOARD

	Remaining Businesses	SpinCo Business

Production and manufacturing

The Retained Group has its own production base for production of its products to be sold in Chinese Mainland, Hong Kong and Macau.

As of 30 June 2025, the Retained Group owns 11 domestic production plants with 100 production lines and a maximum output of 29.34GWh for battery products and 30,000 tons for lead products. There were 13,188 employees as of 30 June 2025.

Note: GWh refers to Gigawatt hour, a unit of energy that represents one billion watt-hours and is equal to one million kilowatt- hours.

The SpinCo Group currently has relatively small number of self-owned production bases for production of its product to be sold in the Overseas Markets, and plans to further increase the production capabilities of these bases and acquire production bases to support its needs for products.

As of 30 June 2025, the SpinCo Group owns six production plants, and had three production plants under construction. There were 4,769 employees as of 30 June 2025.

As a transitional arrangement, upon completion of the Proposed Spin-off, the SpinCo Group will continue to engage the Retained Group, on a non- exclusive basis, to manufacture batteries products to be sold by the SpinCo Group in the overseas markets, and the SpinCo Group will expand and enhance its manufacturing capability to enable it to function independently from the Retained Group. For details of the proposed transitioning arrangements, please refer to paragraph headed ‘‘2.9.3 Product Procurement Framework Agreement’’ below.

LETTER FROM THE BOARD

Independent sales and marketing by geographical regions

The Retained Group is engaged in the sales of batteries and recycled lead products in Chinese Mainland, Hong Kong and Macau. As of 30 June 2025, the Retained Group has established local sales companies in different provinces in Chinese Mainland, including 11 production plants, more than 20 sales companies, and more than 100 warehouses to serve local customers. For power solution, the Retained Group provides battery and/or supporting system supporting to communication operators, data centres operators, communication equipment manufacturers, automobiles and low-speed electric vehicles manufactures and other OEMs through direct sales, and vigorously expands the distribution channel sales network in the after-sales market. For recycled lead products, the Retained Group uses them by itself or sells to battery manufacturers through direct sales and to metal trading companies through distributors. Sales promotion channels/methods for the Retained Group include active participation in domestic bidding, industry exhibitions and distributor meetings in various provinces and cities, and domestic social media channels.

The SpinCo Group is engaged in the sales of power solution in the Overseas Markets. The products are sold to more than 160 countries and regions. The SpinCo Group has set up local sales companies in different regions and hired sales persons with knowledge of the local language, customs, environment, policies and local product needs. As of 30 June 2025, the SpinCo Group has established six overseas production plants, with more than 20 overseas sales companies and warehouses in 13 countries to facilitate local customer needs. The SpinCo Group sells to major market players in the industry such as communication operators, data centres operators and communication equipment manufacturers through direct sales under the brand of Leoch or to other OEMs. Meanwhile, the SpinCo Group sells products to large regional traders through distribution for further sales to small and medium-sized customers. The sales promotion channel/methods for the SpinCo Group include active participation in overseas bidding, influential global exhibitions, and overseas social media channels.

As such, the SpinCo Group and the Retained Group market their products to customers independently from each other and each has their own sales force.

LETTER FROM THE BOARD

Clear geographical delineation

As explained above, the Remaining Businesses are substantially distinct from and independent from the SpinCo Businesses in terms of geographical delineation. The Company believes that there will not be any noticeable competing business between the operations of the SpinCo Group and the Retained Group due to the clear geographical delineation in the sales and distribution of products by the Retained Group and the SpinCo Group.

Upon completion of the Proposed Spin-off, the sales of products by the SpinCo Group will focus on the Overseas Markets, whilst the Retained Group will focus on Chinese Mainland, Hong Kong and Macau.

Each of the Retained Group and the SpinCo Group will set up internal control policies to manage product sales and to procure that their respective products should only be distributed in predetermined geographical locations to minimize the risk of parallel importing. Each of the Retained Group and the SpinCo Group sells their products to both local direct sale customers and distributors. The direct sale customers are local customers who use these products for their self-manufacture or operation purpose, while distributors will typically sell their products to other local end customers. The Retained Group and the SpinCo Group will regularly communicate with and procure their respective distributors to further sell the products in the designated regions (in Chinese Mainland, Hong Kong or Macau, or in EMEA, Americas and Asia-Pacific regions (other than Chinese Mainland, Hong Kong and Macau)) to minimize risk of parallel importing. In addition, both the Retained Group and the SpinCo Group will only engage new customers within their respective sales regions.

Accordingly, it is believed that there is clear delineation between the Retained Group and the SpinCo Group in terms of geographical division.

2.9.	Operational Independence

The SpinCo Group has its own organizational structure with independent function (for example financial, human resources and legal and compliance functions), each with specific areas of responsibility carrying out essential administrative functions without the Retained Group’s support. It has a set of internal control procedures to facilitate the effective operation of its business. The SpinCo Group and the Retained Group have their respective trademarks, patents and other intellectual property rights material to their business operations.

LETTER FROM THE BOARD

2.9.1	Continuing Connected Transactions

Historically, the SpinCo Group maintained a close business relationship with the Retained Group. It is currently expected that after the completion of the Proposed Spin-off, the SpinCo Group will continue to have various transactions with the Retained Group, which will constitute continuing connected transactions of the Company. Each of these continuing connected transactions will be conducted on an arm’s length basis and on normal commercial terms in the ordinary and usual course of business of each of the SpinCo Group and the Retained Group pursuant to the applicable laws and regulations.

No.	Category	Nature
1.	Brand Licensing Framework Agreement	The Retained Group will grant the SpinCo Group the exclusive rights to develop, produce and sell products under the brands of , and (the ‘‘Licensing Brands’’) in the Overseas Markets and charge the SpinCo Group royalties from for such licensing arrangement.

2.	Product Procurement Framework Agreement	The SpinCo Group will procure finished power solution from the Retained Group, and the Retained Group will continue to manufacture and sell finished power solution to the SpinCo Group for its sales in the Overseas Markets and charge the purchase amount plus a mark-up rate.

Upon completion of the Proposed Spin-off, the SpinCo Group will be controlled by Dr. Dong Li, our Controlling Shareholders. As such, the SpinCo Group will constitute a connected person of the Retained Group under Chapter 14A of the Listing Rules.

2.9.2	Brand Licensing Framework Agreement

Upon completion of the Proposed Spin-off, the Retained Group will enter into the Brand Licensing Framework Agreement with the SpinCo Group, pursuant to which the Retained Group will grant to the SpinCo Group the exclusive rights to develop, produce, and sell products under the Licensing Brands in the Overseas Markets. The initial term of the Brand Licensing Framework Agreement is expected to be ten years commencing on the SpinCo Listing Date, subject to renewal upon parties’ agreement, which is determined after arm’s length negotiation with reference to the actual needs of the SpinCo Group.

LETTER FROM THE BOARD

The licensing arrangement will enable the Retained Group to benefit from the SpinCo Group’s use of and development of reputation for the brand on its products offered to the Overseas Markets and therefore enhancing the presence of the Licensing Brands, brand recognition, and market penetration in these markets, which will in turn enable the Retained Group to leverage the local strength of the Licensing Brands (and brands of products) in these markets and capitalize on a stronger global brand to further entrench and grow its position in the Chinese Mainland, Hong Kong and Macau, creating a reinforcing ‘‘halo effect’’ for all geographical markets in which the Licensing Brands are present. In addition, the Retained Group will also receive more royalties under the Brand Licensing Framework Agreement as the SpinCo Group Business grows.

The licensing arrangement will enable the SpinCo Group to obtain exclusive rights, and would allow it to use the Licensing Brands to develop its business and reputation through distributing products in the Overseas Markets. Meanwhile, the SpinCo Group is also developing its own brands for business operation. The Retained Group is also expected to gradually transfer its overseas trademarks to the SpinCo Group at a consideration to be determined with reference to the valuation of the relevant trademarks assessed. Prior to completion of the transfer mentioned above which may take one to two years to complete, such overseas trademarks will be licensed by the Retained Group to the SpinCo Group under the Brand Licensing Framework Agreement.

The license royalty under the Brand Licensing Framework Agreement to be paid by the SpinCo Group to the Retained Group is currently expected to be RMB6,000,000 per annum, which is determined among the respective parties from time to time on an arm’s length basis, and is subject to adjustments from time to time upon arm’s length negotiations between the SpinCo Group and the Retained Group with reference to (a) the positioning of the relevant products under the Licensing Brands in the end-market, (b) the duration such products have been present in the relevant market and the product introduction strategy, and (c) such other factors as the Retained Group and the SpinCo Group may deem relevant.

Listing Rules implications

Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the royalties payable by the SpinCo Group to the Retained Group is expected to be more than 0.1% but less than 5%, therefore the relevant transactions under the Brand Licensing Framework Agreement are expected to be subject to the applicable reporting and announcement requirements, but exempt from the circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

LETTER FROM THE BOARD

Pursuant to Rule 14A.52 of the Listing Rules, as the term of the Brand License Framework Agreement exceeds three years, the Company has appointed Lego Corporate Finance Limited to explain why a term longer than three years is required and to confirm that it is a normal business practice for agreements of this type to be of such duration.

Dr. Dong, who will act as the chairman of the Board and non-executive Director of the Retained Group and the chairman of the board of directors and chief executive officer of the SpinCo Group, will abstain from voting at the Board meeting approving the Brand Licensing Framework Agreement.

2.9.3	Product Procurement Framework Agreement

It is expected that the SpinCo Group and the Retained Group will enter into the Product Procurement Framework Agreement with an initial term of two years commencing on the SpinCo Listing Date, pursuant to which the Retained Group would manufacture and provide finished power solution to the SpinCo Group for its further sales in the Overseas Markets, and charge the purchase amount plus a mark-up rate.

For further details of the terms of the Product Procurement Framework Agreement, please refer to the section headed ‘‘3. Product Procurement Framework Agreement’’ below in this circular.

Listing Rules Implications

Considering that the highest applicable percentage ratio under Rule 14.07 of the Listing Rules for the service fees payable by the SpinCo Group to the Retained Group will exceed 5%, the relevant transactions under the Product Procurement Framework Agreement will be subject to the announcement, annual review and shareholders’ approval requirements under Chapter 14A of the Listing Rules.

2.10.	Financial Independence

The SpinCo Group has established its own finance department with a team of independent financial staff responsible for financial management, accounting, reporting, funding and internal control functions, which is independent from the Retained Group.

LETTER FROM THE BOARD

As of 30 June 2025, the outstanding amount of borrowings and guarantee provided by the SpinCo Group to the Retained Group was RMB47 million, while the outstanding amount of borrowings and guarantee provided by the Retained Group to the SpinCo Group was RMB442 million. The Company has been negotiating with the relevant commercial banks to enter into agreements for purpose of terminating such borrowings and guarantee arrangements, and such termination will take effect upon the listing of the SpinCo. The Company expects to execute such agreements by the end of January 2026. Once the outstanding amount of borrowings and guarantee between the SpinCo Group and the Retained Group are released upon the listing of the SpinCo, both the Retained Group and the SpinCo Group will have sufficient working capital from cash generated from operating activities, independent loans and facilities and respective financing activities.

On the basis stated above, it is believed that the SpinCo Group will be financially independent from the Retained Group after the Proposed Spin-off.

2.11.	Assured Entitlement

In accordance with the requirement of paragraph 3(f) of PN15, the Board proposes to give due regard to the interests of the Company Shareholders by providing them with an assured entitlement to the shares of the SpinCo by way of a full distribution in specie of existing shares of the SpinCo held by the Company, with each of the Company Shareholders to be entitled to a pro rata distribution of all of the Company’s shareholding in the SpinCo in proportion to their respective shareholdings in the Company.

The Company does not intend to offer a cash alternative through direct cash payments to the Company Shareholders while retaining shares of the SpinCo (the ‘‘Cash Alternative’’) for the following the reasons:

(a)

the Cash Alternative is not in line with the overall objective of the Proposed Spin-off. The overall objective of the Proposed Spin-off is to create a parallel listing structure of the Company and the SpinCo, following which the Company will no longer hold any interest in the SpinCo, and the SpinCo will be fully demerged from the Company and separately listed on the U.S. Stock Exchange. If the Cash Alternative were to be provided by the Company and for any Company Shareholder who elects the Cash Alternative, the SpinCo shares that would have been distributed to such Company Shareholder will be retained by the Company. In the extreme case where all Company Shareholders take the Cash Alternative, the Company will need to continue to hold up to 100% of the SpinCo shares, which does not achieve the overall objective of the Company to pursue the Proposed Spin-off; and

LETTER FROM THE BOARD

(b)

providing the Cash Alternative would not be in the best interests of the Company and the Company Shareholders as a whole. If the Company were to offer the Cash Alternative in terms of the payment of a large amount of cash to the Company Shareholders, in view of the large number of the distribution shares and hence the significant amount of cash payment by the Company, the Company would either need to utilize a substantial amount of own cash resources and/or take on a substantial financial liability and burden to support such cash payment. This would not be beneficial to Company Shareholders as a whole as this would limit the resources for future business operation and development of the Company.

The Company considers that the Proposed Spin-off and the Proposed Distribution will be beneficial to the Company, the Company Shareholders and shareholders of the SpinCo as a whole.

2.12.	Arrangement for the Proposed Distribution

Overseas Company Shareholders

As of the Latest Practicable Date, Company Shareholders shown on the register of members of the Company included over 1,000 Company Shareholders in Hong Kong. Although there were no Non-Qualifying Company Shareholders as at the Latest Practicable Date, in the event that there are any overseas Company Shareholders as of the Record Date, the Company will make further enquiries regarding the legal restrictions under the laws of the relevant overseas jurisdiction(s) and the requirements of the relevant regulatory body(ies) pursuant to Rule 13.36(2)(a) of the Listing Rules to assess if any overseas Company Shareholders as of the Record Date will be subject to legal restrictions to receive the SpinCo shares. If after making such enquiries and based on legal opinions provided to the Company, the Board is of the opinion that it cannot directly distribute the SpinCo shares to certain overseas Company Shareholders on account either of the legal restrictions under the laws of the relevant jurisdiction(s) or the requirements of the relevant regulatory body(ies), such overseas Company Shareholders will not directly receive the SpinCo shares.

A Company Shareholder with an address outside Hong Kong should also consult his/her/its own professional advisers as to whether or not he/she/it is permitted to receive the SpinCo shares pursuant to the Proposed Distribution or if any governmental or other consent is required or other formalities are required to be observed and whether there are any other restrictions in relation to the future sale of any the SpinCo shares. An overseas Company Shareholder residing in a jurisdiction where it would be illegal for him/her/it to elect for or to receive the SpinCo shares under the Proposed Distribution due to restrictions under the relevant overseas securities laws and regulations will be included in the Non-Qualifying Company Shareholders.

LETTER FROM THE BOARD

Arrangements for Qualifying Company Shareholders and Non-qualifying Company Shareholders

The following arrangements for the Proposed Distribution for the Company Shareholders, in connection with the Proposed Spin-off, have been proposed:

(a)

Qualifying Company Shareholders will receive the SpinCo shares on a pro rata basis on the SpinCo Listing Date. If the Qualifying Company Shareholders own SpinCo shares beneficially through a CCASS nominee, arrangements will be made for the SpinCo shares to be distributed to CCASS and transfer the SpinCo shares to Qualifying Company Shareholders’ broker’s account in the Depository Trust Company (‘‘DTC’’). In case broker of the Qualifying Company Shareholders at CCASS does not have a DTC account for trading of SpinCo shares, at their request, the Company shall provide assistance to the the Qualifying Company Shareholders by referencing a broker with DTC account for trading of shares on the U.S. Stock Exchange; and

(b)

with respect to the Non-Qualifying Company Shareholders, the Company will facilitate the sale of the SpinCo shares that would otherwise be directly distributed to the Non-Qualifying Company Shareholders on a pro rata basis within 90 days of the Proposed Listing shares on the U.S. stock market, and the sale proceeds will be paid to the Non-Qualifying Shareholders net of the fees and expenses occurred for the sale of the shares of the Non-Qualifying Company Shareholders on the U.S. stock market. Details of the above arrangement will be further announcement by the Company if there is any Non-qualifying Company Shareholders on the record date.

The Company will make further announcement(s) relating to the detailed arrangement for the Proposed Distribution.

2.13.	Listing Rules Implications

As described in the paragraph headed ‘‘2.11. Assured Entitlement’’, the Proposed Spin- off will be conducted through a distribution in specie of all of the Company’s shares held in the SpinCo to the Company Shareholders in the form of the Proposed Distribution. Prior to the Proposed Spin-off and the Proposed Distribution, the SpinCo is a wholly-owned subsidiary of the Company. Following the completion of the Proposed Spin-off and the Proposed Distribution, the SpinCo will be demerged from the Company, resulting in a parallel listing structure of the Company and the SpinCo, and the Company Shareholders will be entitled to shares in both the Company and the SpinCo.

LETTER FROM THE BOARD

Although the Proposed Spin-off and the Proposed Distribution do not constitute a transaction under Chapter 14 of the Listing Rules, Article 141 of the Articles of the Company provide that whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind. In addition, considering the size of the asset which is subject to the Proposed Spin-off and the Proposed Distribution, the Board will present the Proposed Spin-off and the Proposed Distribution to the Company Shareholders at the EGM for consideration and, if thought fit, approval by way of an ordinary resolution.

To the best of the knowledge, information and belief of the Directors, having made all reasonable enquiries, no Shareholder has a material interest in the Proposed Spin-off and the Proposed Distribution. As such, no Shareholder is required to abstain from voting on the EGM resolution approving the Proposed Spin-off and the Proposed Distribution.

The Proposed Spin-off and the Proposed Distribution are subject to, among other things, the approval of the Company Shareholders, the approvals from the relevant U.S. authorities in respect of the listing of, and permission to deal in, securities of the SpinCo, the final decision of the Directors, the board of directors of the SpinCo, as well as market conditions and other relevant considerations. Accordingly, the Company Shareholders and potential investors should be aware that there is no assurance that the Proposed Spin-off and the Proposed Distribution will take place or when they will take place. The Company Shareholders and potential investors should exercise caution when dealing in the securities of the Company.

3.	PRODUCT PROCUREMENT FRAMEWORK AGREEMENT

As detailed above, it is contemplated that during a transitional period commencing from the completion of the Proposed Spin-off, the SpinCo Group will continue to procure finished power solution from the Retained Group, and the Retained Group will continue to manufacture and sell finished power solution to the SpinCo Group for its sales in the Overseas Markets, which will constitute continuing connected transactions between the Retained Group and the SpinCo Group upon completion of the Proposed Spin-off.

Set out below are the principal terms of the Product Procurement Framework Agreement:

Date of Agreement

10 December 2025

LETTER FROM THE BOARD

Parties

(1) Seller: The Retained Group

(2) Buyer: The SpinCo Group

Term

The Product Procurement Framework Agreement has an initial term of two years commencing on the SpinCo Listing Date, subject to the Independent Company Shareholders’ approval at the EGM. The Product Procurement Framework Agreement is expected to be entered into as a transitional arrangement between the Retained Group and the SpinCo Group while the SpinCo ramps up its own manufacturing capabilities upon completion of the Proposed Spin-off.

Reasons and benefits for the Product Procurement Framework Agreement

The Retained Group has been providing finished power solution to the SpinCo Group for its sales in the Overseas Markets since 2001, which was in line with the industry norm. Owing to the long term historical cooperation, the Retained Group has acquired comprehensive understanding of the SpinCo Group’s business and operational requirements and established a great foundation for mutual trust, and therefore can well understand the technical standards of SpinCo Group’s products based on their cooperative experience with the Retained Group, and provide power solution of the required quality and standard within the timeframe stipulated by the SpinCo Group. In light of the above, the Retained Group are well positioned to accommodate to the needs of the SpinCo Group and offer more tailored services with greater efficiency and flexibility in terms of supply chain management, inventory control and delivery cycle. These give the Retained Group a competitive edge over the other OEMs in its provisions of finished power solution to the SpinCo Group. If the SpinCo Group were to source power solution from other OEM(s), it would take additional time and resources for the SpinCo Group to identify suitable OEM(s) with requisite capability on fulfilment of customers’ preference on shapes, plates and accessories of power solution. The SpinCo Group will also need to conduct additional product quality examination on these OEMs and obtain customers’ consents on any changes of products resulted from engaging new OEMs. Such process would potentially incur substantial costs which is otherwise not economically beneficial to the SpinCo Group, and may prolong the product delivery timeline and therefore prejudice the SpinCo Group’s customer satisfaction.

LETTER FROM THE BOARD

As of the current stage, the sourcing service provided to the SpinCo allows the SpinCo to remain competitive by leveraging the economies of scale of the Retained Group’s manufacturing capabilities for mass production of power solution at a lower cost compared to the SpinCo sourcing such products and services on its own. This in turn enables the SpinCo Group to meet customer needs in the Overseas Markets at a more competitive pricing and cost-effective manner whilst allowing time for the SpinCo Group to gradually ramps up its own manufacturing and production capacity during the transitional period upon completion of the Proposed Spin-off.

As for the Retained Group, with the added benefit of having a good understanding of the operational flow of the SpinCo and a strong business relationship between the SpinCo and the Retained Group built over the years, the Retained Group is well-placed to supply power solution to the SpinCo Group during the transitional period upon completion of the Proposed Spin-off. The arrangement under the Product Procurement Framework Agreement is advantageous for the Retained Group as it provides the Retained Group with a stable source of income and recurring revenue streams (albeit in a decreasing trend) through the provisions of finished power solution to the SpinCo Group.

Pricing Policies

The SpinCo Group will pay to the Retained Group purchase fees, being the cost amount of the Retained Group with a mark-up rate of approximately 10% to 25%, under the Product Procurement Framework Agreement. Such mark-up rate for the purchase fees is determined by the Retained Group and the SpinCo Group on an arm’s length basis, with reference to (i) the ascribed mark-up rates as reflected in the financials of the SpinCo Group (which have been prepared on a pro forma basis as if the SpinCo Group has been separated from the Retained Group throughout the financial years of 2022 to 2024) for the purchase of power solution from the Retained Group; (ii) the cost and expense for the Retained Group for manufacturing these products; and (iii) the price at which the same type of products is sold by the Retained Group to independent third parties on normal commercial terms in the ordinary course of business in the PRC, or on terms which are of no less favourable to the Retained Group than terms available to other independent third parties who are willing to order similar quantity under similar conditions.

Historical amount

For the three years ended 31 December 2022, 2023 and 2024, and the six months ended 30 June 2025, the transaction amount for SpinCo Group’s procurement of batteries products from the Retained Group were RMB2,533.2 million, RMB2,678.7 million, RMB3,477.5 million and RMB2,153 million, respectively.

LETTER FROM THE BOARD

Proposed annual caps and basis of determination

	From the SpinCo Listing Date until 31 December 2026	For the year ending 31 December 2027
		(RMB million)
Annual caps	800	400

The annual caps for the Product Procurement Framework Agreement are principally determined based on:

(i)

the expected business development of the SpinCo Group and the historical transaction amounts between the SpinCo Group and the Retained Group with respect to the procurement arrangement. The transaction amount for SpinCo Group’s procurement of batteries products from the Retained Group increased from RMB2.7 billion in 2023 to RMB3.5 billion in 2024. This is because the revenue of the Company increased significantly from 2023 to 2024, which was largely attributable to the revenues increase from the sale SLI batteries driven by higher sales of high-end products, improved delivery capabilities, and the continued expansion of automobile aftermarket services. However, due to the inherent lead time required for SpinCo’s capacity expansion, the growth in SpinCo’s production capacity has lagged behind its revenue growth. To ensure timely order fulfillment, the SpinCo has increased its procurement volume of finished power solution from Retain Group under the Product Procurement Framework Agreement. In addition, the value of product demand of the SpinCo Group had shown an increasing trend along with its expected business development, with an increase of approximately 25% from 2023 to 2024, and such trend is expected to continue for the three years ending December 31, 2027; and

(ii)

the expected decline in the transaction amount of products to be procured by the SpinCo Group from the Retained Group under the Product Procurement Framework Agreement alongside the SpinCo Group’s gearing up of its capabilities to conduct production activities independently upon completion of the Proposed Spin-off. It is currently expected that by the end of 2028, the SpinCo Group’s own production capacity will be able to meet the vast majority of its internal demand. Specifically, the production capacity of the nine factories of the SpinCo Group by the end of 2025 will increase gradually in the next three years from 2026 to 2028, while the SpinCo Group is currently expected to have a new factory in the 2027 to further increase its production facilities, reducing the transaction amount of products to be procured by the SpinCo Group from the Retained Group under the Product Procurement Framework Agreement to an immaterial amount.

LETTER FROM THE BOARD

Having considered the factors set out above, the Directors are of the view that the proposed annual caps for the Product Procurement Framework Agreement are fair and reasonable.

Internal control measures

The Company has adopted the following internal control measures to ensure that the transactions contemplated under each of the Product Procurement Framework Agreement and the Brand Licensing Framework Agreement are on normal commercial terms and in the interests of the Company and the Shareholders as a whole:

(i)

the Company has adopted and implemented a management system on connected transactions. Under such system, the audit committee is responsible for conducting reviews on compliance with relevant laws, regulations, the Company’s policies and the Listing Rules in respect of the connected transactions. In addition, the audit committee, the Board and the Sales Department of the Company are jointly responsible for evaluating the terms under the framework agreements for connected transactions, in particular, with respect to the fairness of the pricing policies and annual cap under each agreement;

(ii)

the audit committee, the Board, the Finance Department and the Sales Department of the Company also regularly monitor the fulfillment status and the transaction updates under the agreements. Specifically, the Finance Department of the Company will inform the Sales Department of the Company the amounts of the annual caps under the framework agreements and conduct monthly review of the actual transaction amounts to ensure that the annual caps are not exceeded. In addition, the management of the Company, including each of the sales director, finance manager and finance director, also need to approve the pricing terms and regularly reviews the pricing policies of the agreements;

(iii)

the Company’s independent non-executive Directors and auditors will conduct annual reviews of the continuing connected transactions under the framework agreements and provide annual confirmations to ensure that, pursuant to Rules 14A.55 and 14A.56 of the Listing Rules, the transactions are conducted in accordance with the terms of the agreements, on normal commercial terms and in accordance with the relevant pricing policies;

LETTER FROM THE BOARD

(iv)

when considering fees for the products and services to be charged by the Group to the connected persons or by the connected persons to the Group, the Group will constantly research prevailing market conditions and practices and make reference to the pricing and terms between the Group and independent third parties for similar transactions, and the Sales Department of the Company will regularly review the corresponding price of the comparable power solution of the Retained Group offered to all customers, to ensure that the pricing and terms offered by the connected persons from mutual commercial negotiations (as the case may be) are fair, reasonable and are no less favorable than those to be offered by independent third parties; and

(v)

when considering any renewal or revisions to the framework agreements, the interested Directors and Shareholders shall abstain from voting on the resolutions to approve such transactions at board meetings or shareholders’ general meetings (as the case may be), and the independent non-executive Directors and Independent Shareholders have the right to consider if the terms of the non- exempt continuing connected transactions (including the proposed annual cap) are fair and reasonable, on normal commercial terms and in the interests of the Company and the Shareholders as a whole. If the independent non-executive Directors’ or independent Shareholders’ approvals cannot be obtained, the Company will not continue the transactions under the framework agreement(s) to the extent that they constitute non-exempt continuing connected transactions under the Listing Rules.

Listing Rules Implications

Upon completion of the Proposed Spin-off and the Proposed Distribution, the SpinCo Group will be a connected person of the Retained Group given Dr. Dong, the Chairman of the Board and an executive Director, who through Master Alliance, will hold more than 70% interest in each of the SpinCo Group and the Retained Group. Accordingly, the Product Procurement Framework Agreement will constitute continuing connected transactions of the Company under Chapter 14A of the Listing Rules upon completion of the Proposed Spin- off.

As the highest applicable percentage ratio as set out in Rule 14.07 of the Listing Rules in respect of the Product Procurement Framework Agreement would be more than 5%, the transactions contemplated under the Product Procurement Framework Agreement are subject to the reporting, announcement, circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

LETTER FROM THE BOARD

4.	EGM

The EGM will be held at 10:00 a.m. on 7 January 2026 at Unit C, 33/F., TML Tower, No. 3 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong, to consider and, if thought fit, approve, among other matters, the Proposed Spin-off, the Proposed Distribution and the Product Procurement Framework Agreement.

Whether or not you are able to attend the EGM, you are requested to complete the accompanying form of proxy in accordance with the instructions printed thereon and return the same to the Company’s branch share registrar and transfer office in Hong Kong, Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong as soon as possible but in any event not less than 48 hours before the time appointed for holding the EGM or any adjourned meeting (as the case may be). Completion and return of the form of proxy will not preclude you from attending and voting in person at the meeting or any adjourned meeting (as the case may be) should you so wish.

Pursuant to Rule 13.39(4) of the Listing Rules, all votes of the Company Shareholders at the EGM must be taken by poll. The chairman of the EGM will demand a poll for the resolution to be proposed at the EGM in accordance with the Articles. The results of the voting will be announced in accordance with Rule 2.07C of the Listing Rules after conclusion of the EGM.

Dr. Dong and his associates (including Master Alliance) shall abstain from voting on the relevant resolutions approving the Product Procurement Framework Agreement and the transactions contemplated thereunder at the EGM. Save as disclosed above and as of the Latest Practicable Date, no Shareholders, to the knowledge and belief of the Directors having made all reasonable enquiries, will be required to abstain from voting at the EGM on relevant resolutions.

Given the interest of Dr. Dong in the Product Procurement Framework Agreement, Dr. Dong abstained from voting at the Board meeting approving the Product Procurement Framework Agreement. Save as disclosed above, none of the Directors have any material interest in the Product Procurement Framework Agreement and none were required to abstain from voting on the relevant Board resolution.

LETTER FROM THE BOARD

5.	RECOMMENDATION

Your attention is drawn to the letter from the Independent Board Committee set out on pages 33 to 34 of this circular.

The Directors (excluding the independent non-executive Directors whose views are set out in the letter from the Independent Board Committee in this circular) are of the view that the proposals on the Proposed Spin-off and the Proposed Distribution, and the Product Procurement Framework Agreement are fair and reasonable so far as the Shareholders are concerned and in the interests of the Company and the Shareholders as a whole.

An Independent Board Committee has been formed to advise (i) the Company Shareholders in connection with the Proposed Spin-off and the Proposed Distribution; and (ii) the Independent Company Shareholders in connection with the Product Procurement Framework Agreement.

The Independent Board Committee considers that the terms of the Proposed Spin-off and the Proposed Distribution, and the transactions contemplated under the Product Procurement Framework Agreement are fair and reasonable and are in the interests of the Company and the Company Shareholders as a whole. Accordingly, the Independent Board Committee recommends that (i) the Company Shareholders vote in favour of the relevant resolution to approve the Proposed Spin-off and the Proposed Distribution; and (ii) the Independent Company Shareholders vote in favour of the relevant resolution to approve the transactions contemplated under the Product Procurement Framework Agreement.

6.	ADDITIONAL INFORMATION

This circular is being distributed to the Company Shareholders. This circular does not constitute an offer or invitation to subscribe for or purchase any securities nor is it calculated to invite any such offer or invitation. Neither this circular nor anything contained herein shall form the basis of any contract or commitment whatsoever.

Your attention is also drawn to the additional information set out in the appendices to this circular.

Yours faithfully,

By Order of the Board

Leoch International Technology Limited

Dr. Dong Li

Chairman

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

Leoch International Technology Limited

理士國際技術有限公司

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 842)

Hong Kong, 15 December 2025

To the Company Shareholders

Dear Sir or Madam,

(1) THE PROPOSED SPIN-OFF AND THE PROPOSED DISTRIBUTION;

(2) CONTINUING CONNECTED TRANSACTIONS IN RELATION TO THE PRODUCT PROCUREMENT FRAMEWORK AGREEMENT;

AND

(3) NOTICE OF THE EXTRAORDINARY GENERAL MEETING

We refer to the circular dated 15 December 2025 issued by the Company to the Company Shareholders (the ‘‘Circular’’) of which this letter forms part. Terms defined in the Circular shall have the same meanings when used in this letter, unless the context otherwise requires.

We have been appointed by the Board as members of the Independent Board Committee to advise (i) the Company Shareholders on whether the terms of the Proposed Spin-off and the Proposed Distribution are fair and reasonable so far as the Company Shareholders are concerned and are in the interests of the Company and the Company Shareholders as a whole; and (ii) the Independent Company Shareholders on whether the terms of the Product Procurement Framework Agreement are fair and reasonable so far as the Independent Company Shareholders are concerned and are in the interests of the Company and the Independent Company Shareholders as a whole.

We are of the view that the terms of the Proposed Spin-off and the Proposed Distribution are fair and reasonable and in the interests of the Company and the Company Shareholders as a whole.

In addition, having considered the terms of the Product Procurement Framework Agreement and the advice of the Independent Financial Adviser in relation thereto as set out on pages 35 to 46 of the Circular, we are of the view that the terms of the Product Procurement Framework Agreement are fair and reasonable, on normal commercial terms and in the interests of the Company and the Shareholders as a whole, and the transactions contemplated thereunder are in the ordinary and usual course of business of the Group.

LETTER FROM THE INDEPENDENT BOARD COMMITTEE

Accordingly, we recommend (i) the Company Shareholders to vote in favour of the ordinary resolutions regarding the Proposed Spin-off and the Proposed Distribution; and (ii) the Independent Company Shareholders to vote in favour of the ordinary resolutions regarding the Product Procurement Framework Agreement as set out in the notice of the EGM.

Yours faithfully,

For and on behalf of the Independent Board Committee

Mr. Cao Yixiong Alan	Mr. Lau Chi Kit	Mr. Lu Zhiqiang

Independent non-executive Directors

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Set out below is the text of a letter received from Lego Corporate Finance Limited, the Independent Financial Adviser to the Independent Board Committee and the Independent Company Shareholders in respect of the Product Procurement Framework Agreement for the purpose of inclusion in this circular.

15 December 2025

To the Independent Board Committee and the Independent Company Shareholders

Dear Sirs or Madams,

CONTINUING CONNECTED TRANSACTIONS

IN RELATION TO THE

PRODUCT PROCUREMENT FRAMEWORK AGREEMENT

INTRODUCTION

We refer to our appointment as the Independent Financial Adviser to the Independent Board Committee and the Independent Company Shareholders in respect of the terms of the Product Procurement Framework Agreement, details of which are set out in the ‘‘Letter from the Board’’ (the ‘‘Letter from the Board’’) contained in the circular issued by the Company to the Shareholders dated 15 December 2025 (the ‘‘Circular’’), of which this letter forms part. Terms used in this letter shall have the same meanings as defined in the Circular unless the context otherwise requires.

According to the Letter from the Board, it is expected that the SpinCo Group and the Retained Group will enter into the Product Procurement Framework Agreement with an initial term of two years commencing on the SpinCo Listing Date, pursuant to which the Retained Group would manufacture and provide finished power solution to the SpinCo Group for its further sales in the Overseas Markets.

Upon completion of the Proposed Spin-off and the Proposed Distribution, the SpinCo Group will be a connected person of the Retained Group given Dr. Dong, the Chairman of the Board and an executive Director, who through Master Alliance, will hold more than 70% interest in each of the SpinCo Group and the Retained Group. Accordingly, the Product Procurement Framework Agreement will constitute continuing connected transactions of the Company under Chapter 14A of the Listing Rules upon completion of the Proposed Spin-off.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

As the highest applicable percentage ratio as set out in Rule 14.07 of the Listing Rules in respect of the Product Procurement Framework Agreement would be more than 5%, the transactions contemplated under the Product Procurement Framework Agreement are subject to the reporting, announcement, circular and independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.

The EGM will be held to consider and, if thought fit, approve, among other matters, the Product Procurement Framework Agreement. The Independent Board Committee has been formed to advise the Independent Company Shareholders in connection with the Product Procurement Framework Agreement.

OUR INDEPENDENCE

As at the Latest Practicable Date, Lego Corporate Finance Limited did not have any relationships or interests with the Company or the SpinCo or any of their respective substantial shareholders, directors or chief executives, or any of their respective associates that could reasonably be regarded as relevant to the independence of Lego Corporate Finance Limited. In the last two years, save for the engagements in connection with the Product Procurement Framework Agreement and the Brand Licensing Framework Agreement pursuant to Rule 14A.52 of the Listing Rules, details of which are set out in the sub-section headed “2.9.2 Brand Licensing Framework Agreement” in the Letter from the Board, there was no engagement between the Group and Lego Corporate Finance Limited. As at the Latest Practicable Date, apart from normal professional fees paid or payable to us in connection with the above-mentioned engagements, no arrangements existed whereby we had received or would receive any fees or benefits from the Company or the SpinCo. Accordingly, we are qualified to give independent advice in respect of the Product Procurement Framework Agreement.

BASIS OF OUR OPINION

In formulating our opinion and advice, we have relied on (i) the information and facts contained or referred to in the Circular; (ii) the information supplied by the Group and its advisers; (iii) the opinions expressed by and the representations of the Directors and the management of the Group (the ‘‘Management’’); and (iv) our review of the relevant public information. We have assumed that all the information provided and representations and opinions expressed to us or contained or referred to in the Circular were true, accurate and complete in all respects as at the date thereof and may be relied upon. We have also assumed that all statements contained and representations made or referred to in the Circular were true at the time they were made and have continued to be true as at the date of the Circular and all such statements of belief, opinions and intention of the Directors and the Management and those as set out or referred to in the Circular were reasonably made after due and careful enquiry. We have no reason to doubt the truthfulness, accuracy and completeness of the information and representations provided to us by the Directors and/or the Management. We have also sought and received confirmation from the Directors that no material facts have been withheld or omitted from the information provided and referred to in the Circular and that all information or

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

representations provided to us by the Directors and the Management were true, accurate, complete and not misleading in all material respects at the time they were made and have continued to be so until the date of the Circular.

We consider that we have reviewed the relevant information currently available to reach an informed view and to justify our reliance on the accuracy of the information contained in the Circular so as to provide a reasonable basis for our recommendation. We have not, however, carried out any independent verification of the information provided, representations made or opinion expressed by the Directors and the Management, nor have we conducted any form of in- depth investigation into the business, affairs, operations, financial position or future prospects of the Company or SpinCo or any of their respective associates.

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our recommendation, we have taken into consideration the following principal factors and reasons:

1.	Reasons for and benefits of entering into the Product Procurement Framework Agreement

As of the Latest Practicable Date, the Group was primarily engaged in (i) power solutions business categorised into three major categories: (a) network power batteries, including Telecom and UPS batteries which are widely used in communications networks and data centers at all levels to provide a key guarantee for the normal operation of communication networks and other reserve power batteries; (b) SLI batteries, which are used for the starting-and-stop, lightening and ignition (SLI) of automobiles, motorcycles and ships; and (c) motive power batteries, which are mainly used in electric bicycles, electric tricycles, low-speed electric cars, golf carts and sightseeing carts; and (ii) sales of recycled lead products business. For the three years ended 31 December 2024, the revenue of the Group generated by the above two major business segments from customers principally located in Chinese Mainland, Hong Kong, Macau, EMEA, Americas and Asia-Pacific (other than Chinese Mainland, Hong Kong and Macau). Upon completion of the Proposed Spin-off and the Proposed Distribution, both the Retained Group and the SpinCo Group will be primarily engaged in the production and sales of the power solution products while targeting different customers in terms of geographical locations, whereby the Retained Group will continue to operate its power solution business and sales of recycled lead products business in Chinese Mainland, Hong Kong and Macau, whereas the SpinCo Group will continue to operate its power solution business in the Overseas Markets.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Prior to completion of the Proposed Spin-off, the Retained Group has been maintaining a solid production base for production of its products, with 11 domestic production plants with 100 production lines and a maximum output of 29.34GWh for battery products and 30,000 tons for lead products as at 30 June 2025, and the SpinCo Group has been sourcing finished power solution from the Retained Group for its sales in the Overseas Markets since 2001. Upon completion of the Proposed Spin-off, considering the relatively low current production capabilities of the SpinCo Group which is insufficient to meet its customers’ demand, notwithstanding that the SpinCo Group is planning to increase its production capabilities of such bases and acquire production bases to support its needs for products in the future, the entering into of the Product Procurement Framework Agreement allows the SpinCo Group to leverage on the established manufacturing capability of the Retained Group and secure a stable source of power solution for carrying out its ordinary and usual course of business during the transitional period, alongside the gradual expansion of the manufacturing and production capacity of the SpinCo Group.

Furthermore, over the long-term business historical cooperation, the Retained Group has acquired a comprehensive understanding of the SpinCo Group’s business and operational requirements, and is thus well-positioned to accommodate the needs of the SpinCo Group for power solution and offer more tailed services with greater efficiency and flexibility. Accordingly, the entering into of the Product Procurement Framework Agreement would, on one hand, provide the Retained Group with a secured source of income from supplying power solution to the SpinCo Group and, on the other hand, allow the SpinCo Group to remain competitive by leveraging the economies of scale of the Retained Group’s manufacturing capabilities for mass production of power solution at a lower cost compared to the SpinCo sourcing such products and services on its own, which is beneficial to the Retained Group and the SpinCo Group.

In light of the above, we are of the view that the entering into of the Product Procurement Framework Agreement is in the ordinary and usual course of business of the Group and in the interests of the Group and the Independent Company Shareholders as a whole.

2.	Principal terms of the Product Procurement Framework Agreement

It is expected that the SpinCo Group and the Retained Group will enter into the Product Procurement Framework Agreement with an initial term of two years commencing on the SpinCo Listing Date, pursuant to which the SpinCo Group will continue to procure finished power solution from the Retained Group, and the Retained Group will continue to manufacture and sell finished power solution to the SpinCo Group for its further sales in the Overseas Markets.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

As disclosed in the Letter from the Board, among others, the prices to be charged by the Retained Group to the SpinCo Group shall be the cost amount of the Retained Group with a mark-up rate of approximately 10% to 25% (the ‘‘Proposed Mark-up Range’’), which shall be determined by the Retained Group and the SpinCo Group on an arm’s length basis with reference to, among others, the price at which the same type of products is sold by the Retained Group to independent third parties or on terms which are of no less favourable to the Retained Group than those made available to the independent third parties who are willing to order similar quantity under similar conditions. As confirmed by the Management, the mark-up rate to be charged to the SpinCo Group under the Product Procurement Framework Agreement in any case shall be no less favourable to the Retained Group than the mark-up rate recently charged by the Retained Group to the independent customers in respect of sales of power solution with comparable aspects, and a series of internal control measures will be implemented by the Retained Group in order to govern the above.

In assessing the fairness and reasonableness of the pricing terms of the Product Procurement Framework Agreement, we have primarily considered the internal control measures adopted by the Retained Group in respect of the transactions contemplated under the Product Procurement Framework Agreement. As stated in the Letter from the Board, among others, the sales department of the Company will regularly review the corresponding price of the comparable power solution of the Retained Group offered to all customers to ensure that the pricing charged to the SpinCo Group under the Product Procurement Framework Agreement is no less favourable to the Group than those offered by the Retained Group to the independent third parties in respect of power solution with comparable aspects. Also, we noted that a multi-tiered approval system will be adopted by the Retained Group such that the pricing to be charged under the Product Procurement Framework Agreement shall be subject to the approval by each of the sales director, finance manager and finance director of the Retained Group, thereby preventing any personnel from gaining complete control over the pricing and approval processes and reducing the risks of frauds and errors. In addition, other internal control measures have been implemented by the Retained Group to govern the conduct of the transactions contemplated under the Product Procurement Framework Agreement, including but not limited to the regular monitoring of the fulfillment status and transaction updates by the audit committee, the Board, and the finance department and the sales department of the Company, as well as the annual review of the transactions by the auditors of the Company and the independent non-executive Directors. For further details on the internal control measures to be adopted by the Retained Group, please refer to the sub-section headed ‘‘3. PRODUCT PROCUREMENT FRAMEWORK AGREEMENT – Internal control measures’’ of the Letter from the Board.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Considering that the historical transactions conducted by the Retained Group with the SpinCo Group in relation to the sale of power solution prior to completion of the Proposed Spin-off were intra-group transactions, which did not constitute continuing connected transactions pursuant to Chapter 14A of the Listing Rules and accordingly were not subject to the requirements thereunder, we are of the view that the pricing policy previously adopted for such historical transactions is not directly relevant to our assessment regarding the transactions to be conducted under the Product Procurement Framework Agreement. Nevertheless, for reference purpose, we have reviewed a total of 18 sets of invoices and/or sales order documents (the ‘‘Independent Sample Documents’’) issued by the Retained Group to the independent customers for the transactions with the top two transaction amounts during each of the first nine months of 2025 (the ‘‘Review Period’’) in respect of the sales of power solutions with aspects comparable to those under the Product Procurement Framework Agreement. Despite that the aggregate transaction amount underlying the Independent Sample Documents accounts for less than 1% of the aggregate transaction amount conducted between the Retained Group and independent customers in respect of sales of comparable power solutions during the Review Period, taking into account (i) the relatively small transaction amounts of the individual sales orders; (ii) the Independent Sample Documents capture the two most representative comparable transactions in terms of transaction amounts conducted between the Retained Group and independent customers for each consecutive month during the Review Period; (iii) the Review Period covers the first nine months of 2025, which in our view represents a recent and fair period to reflect the Retained Group’s prevailing business practice in its ordinary and usual course of business with independent customers; and (iv) the power solutions sold by the Retained Group under the Independent Sample Documents are generally comparable in nature to those to be provided by the Retained Group to the SpinCo Group under the Product Procurement Framework Agreement, we consider that the selection of the Independent Sample Documents is fair and reasonable. Based on our review, the Proposed Mark-up Range is in line with the underlying mark-up rates of the Independent Sample Documents (the ‘‘Sample Mark-up Rates’’).

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Accordingly, taking into account (i) that the mark-up rate to be charged to the SpinCo Group under the Product Procurement Framework Agreement in any case shall be no less favourable to the Retained Group than the mark-up rate recently charged by the Retained Group to the independent customers in respect of sales of power solution with comparable aspects; (ii) that internal control measures will be adopted by the Retained Group to govern the conduct of the transactions under the Product Procurement Framework Agreement and safeguard the interests of the Independent Company Shareholders, in particular, the sales department of the Company will regularly review the corresponding price list of the comparable power solution of the Retained Group offered to all customers to ensure that the pricing charged to the SpinCo Group under the Product Procurement Framework Agreement is no less favourable to the Group than those offered by the Retained Group to the independent third parties in respect of power solution with comparable aspects; and (iii) the Proposed Mark-up Range is in line with the Sample Mark-up Rates, we are of the view that the terms of the Product Procurement Framework Agreement are on normal commercial terms and fair and reasonable so far as the Independent Company Shareholders are concerned.

3.	The proposed annual caps for the transactions to be contemplated under the Product Procurement Framework Agreement (the ‘‘Proposed Annual Caps’’)

Set out below are the historical transaction amounts for the three years ended 31 December 2022, 2023 and 2024 and the six months ended 30 June 2025, and the Proposed Annual Caps from the SpinCo Listing Date until 31 December 2026 and the year ending 31 December 2027, respectively:

	Historical transaction amounts			Proposed Annual Caps
				For the six months ended	From the SpinCo Listing Date until	For the year ending
	For the year ended 31 December			30 June	31 December	31 December
	2022	2023	2024	2025	2026	2027
	RMB million	RMB million	RMB million	RMB million	RMB million	RMB million
SpinCo Group’s procurement of batteries products from the Retained Group	2,533.2	2,678.7	3,477.5	2,153.0	800	400

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

As seen from the above, the SpinCo Group’s procurement of battery products from the Retained Group historically exhibited an increasing pattern for the three years ended 31 December 2024, while the Proposed Annual Caps are projected to decrease progressively for the two years ending 31 December 2026 and 2027. As advised by the Management, the relatively higher procurement amount in the past years was due to increasing demand for the finished battery products and the fact that the SpinCo Group had a relatively low production capacity such that it had to purchase the shortfall amount of the relevant battery products from the Retained Group in order to meet the increasing orders placed by its customers.

As disclosed in the Letter from the Board, the Proposed Annual Caps are principally determined based on:

(i)

the expected business development of the SpinCo Group and the historical transaction amounts between the SpinCo Group and the Retained Group with respect to the procurement arrangement. The transaction amount for SpinCo Group’s procurement of batteries products from the Retained Group increased from RMB2.7 billion in 2023 to RMB3.5 billion in 2024. This is because the revenue of the Company increased significantly from 2023 to 2024, which was largely attributable to the revenue increase from the sale of SLI batteries driven by higher sales of high-end products, improved delivery capabilities, and the continued expansion of automobile aftermarket services. However, due to the inherent lead time required for SpinCo’s capacity expansion, the growth in SpinCo’s production capacity has lagged behind its revenue growth. To ensure timely order fulfillment, the SpinCo has increased its procurement volume of finished power solution from Retained Group under the Product Procurement Framework Agreement. In addition, the value of product demand of the SpinCo Group had shown an increasing trend along with its expected business development, with an increase of approximately 25% from 2023 to 2024, and such trend is expected to continue for the three years ending December 31, 2027; and

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

(ii)

the expected decline in the transaction amount of products to be procured by the SpinCo Group from the Retained Group under the Product Procurement Framework Agreement alongside the SpinCo Group’s gearing up of its capabilities to conduct production activities independently upon completion of the Proposed Spin-off. It is currently expected that by the end of 2028, the SpinCo Group’s own production capacity will be able to meet the vast majority of its internal demand. Specifically, the production capacity of the nine factories of the SpinCo Group by the end of 2025 will increase gradually in the next three years from 2026 to 2028, while the SpinCo Group is currently expected to have a new factory in 2027 to further increase its production facilities, reducing the transaction amount of products to be procured by the SpinCo Group from the Retained Group under the Product Procurement Framework Agreement to an immaterial amount.

In assessing the fairness and reasonableness of the determination of the Proposed Annual Caps, we have obtained and reviewed the underlying computations of the Proposed Annual Caps as prepared by the Management. As enquired with the Management and as disclosed in the Letter from the Board, the SpinCo Group currently has relatively small number of self-owned production bases for production of its products to be sold in the Overseas Markets, and plans to further increase its production capabilities and acquire production bases to support its needs for products. The SpinCo Group has accelerated the expansion and construction of its production plants from 2025, as compared to the previous years. As at 30 June 2025, the SpinCo Group owned six production plants, and had three production plants under construction. As advised by the Management, with the expected expansion of its production capabilities in the coming years, the procurement amount of finished battery products from the Retained Group shall decrease to minimal amounts after the SpinCo Group has geared up its manufacturing capabilities, thereby resulting a decreasing Proposed Annual Caps for the period from SpinCo Listing Date to 31 December 2026 and the year ending 31 December 2027 being the transitional period following completion of the Proposed Spin-off.

In this regard, we have obtained from the Management the current expansion plan of the SpinCo Group’s production capacity in the coming years. Based on our review, we note that three new production plants of the SpinCo Group located in Vietnam, Malaysia and Mexico are expected to complete construction and be in operation in 2025, contributing to a growth of capacity by approximately 72%, while one of the existing production plants located in India will complete expansion therefore doubling its existing capacity, which would overall lead to a significant increase in expected production capacity by approximately 78% in 2025. The Management has estimated the Proposed Annual Caps for the two years ending 31 December 2027 primarily with reference to the aforesaid increase in the production capabilities and the estimated growing demand from the SpinCo Group’s customers having considered the historical growth.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

Following the Proposed Spin-Off, the SpinCo Group will be operating its power solution business focusing overseas markets including Europe, Middle East and Africa, Americas and Asia-Pacific regions (other than Chinese Mainland, Hong Kong and Macau). On this basis, we have conducted market research on the general outlook of the global power battery industry, in particular lead-acid batteries and lithium-ion batteries. According to the report ‘‘Lead Acid Battery Market Size & Share Analysis – Growth Trends & Forecasts (2025-2030)’’ available from Mordor Intelligence, an independent market research firm, the lead-acid battery market size is estimated at USD49.37 billion in 2025, and is expected to reach USD61.23 billion by 2030, showing a compound annual growth rate (‘‘CAGR’’) of 4.4% during the period, among which, the Asia-Pacific region is estimated to grow at the highest CAGR. With reference to ‘‘Lithium-ion Battery Market – Growth (Size, Share), Segments, Regions, Competition & Trends Overview (2025-2030)’’ available from Mordor Intelligence, the global lithium-ion battery market size is estimated at USD113.61 billion in 2025, and is expected to reach USD304.22 billion by 2030, showing a CAGR of 21.77% during the period. Among the different end-use industries of lithium-ion batteries (comprising automotive, consumer electronics, industrial and power tools, stationary energy storage and other segments), despite the automotive sector commanded a majority market size of 55% in 2024, the market growth of lithium-ion battery adopted in the energy storage segment is expected to increase at a CAGR of 28.9% to 2030, outpacing the growth in automotive and other segments. Such growth in energy storage system is driven by the rising need for grid stability and integration of renewable energy sources.

On the other hand, based on the annual report of the Group for the year ended 31 December 2024, the Group’s revenue amounted to RMB16,126.5 million, representing an increase of approximately 19.7% from RMB13,471.2 million for the previous year, among which, revenue from the power solutions business (including reserve power batteries, SLI batteries and motive power batteries) increased by approximately 26.7% from RMB11,447.5 million for the year ended 31 December 2023 to RMB14,503.8 million for the year ended 31 December 2024. With reference to the unaudited pro forma financial information of the SpinCo Group as set out in Appendix III of the Circular, the SpinCo Group’s revenue from continuing operations amounted to RMB4,776.5 million, RMB4,961.6 million and RMB6,206.2 million for the three years ended 31 December 2022, 2023 and 2024, showing respective year-on-year growths of approximately 3.9% and 25.1%. Further, as advised by the Management, it is planned that the Group will increase its focus on the after-sales market covering more distributor and/or retail channels and end customers, which entails higher profit margins. The Group expects that the after-sales market will become the main growth contributor in the coming years. The Management also expected the growth potential of the SpinCo Group in overseas market would be considerable given the prevailing limited market shares of the Group in non-China region.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

As such, we consider that the increase in production capabilities of the SpinCo Group is aligned with the robust market outlook, increasing historical sales performance and expected growing demand from its customers in the coming years.

Based on our review of the expansion plan of the SpinCo Group provided by the Management, in addition to the increase in production capacity of existing plants as described above, a new factory located in the United States is also expected to commence operation in 2027. Following the construction of new production plants and expansion of existing production plants, it is noted that the SpinCo Group would achieve further growth in production capacity by around 60% and 24% for the two years ending 31 December 2026 and 2027, respectively, following the increase in production lines in support of the anticipated increase in demand for battery products. Having considered the production expansion plan of the SpinCo Group, in particular the year-on-year increase in production capacity of existing and new production plants, the SpinCo Group would be able to manufacture higher volume of battery products for sale on its own and accordingly reduce the procurement order for finished battery products from the Retained Group during the two years ending 31 December 2027. Therefore, the Proposed Annual Caps for the two years ending 31 December 2026 and 2027 are expected to progressively decrease.

As a result of the growing production capacity, the production value of the SpinCo Group will also increase correspondingly. Based on our review of the underlying determination of Proposed Annual Caps provided by the Management, we note that the Proposed Annual Caps was derived from the estimated product procurement costs of the SpinCo Group for the two years ending 31 December 2027. In order to continue to fulfil the growing customer demand in the coming years, the SpinCo Group’s aggregate production cost and product procurement costs is expected to increase. While the production costs will increase as a result of the expanding capacity on one hand, the procurement cost from the Retained Group (i.e. the Proposed Annual Caps) is expected to decrease on the other hand, such that the SpinCo Group’s overall production cost and product procurement costs shall increase at a rate consistent with the historical increment from 2023 to 2024, which we consider to be fair and reasonable.

Accordingly, we are of the view that the Proposed Annual Caps for the two years ending 31 December 2026 and 2027 are fair and reasonable.

LETTER FROM THE INDEPENDENT FINANCIAL ADVISER

RECOMMENDATIONS

Having considered the principal factors and reasons as discussed above, we are of the view that Product Procurement Framework Agreement will be conducted in the ordinary and usual course of business of the Group, and the terms of the Product Procurement Framework Agreement are on normal commercial terms, fair and reasonable and in the interests of the Company and the Independent Company Shareholders as a whole. Accordingly, we advise the Independent Company Shareholders, as well as the Independent Board Committee to recommend the Independent Company Shareholders, to vote in favour of the relevant resolution(s) to be proposed at the EGM to approve the Product Procurement Framework Agreement.

Yours faithfully,

For and on behalf of

Lego Corporate Finance Limited

Billy Tang

Managing Director

Mr. Billy Tang is a licensed person registered with the Securities and Futures Commission and a responsible officer of Lego Corporate Finance Limited to carry out type 6 (advising on corporate finance) regulated activity under the SFO. He has over 25 years of experience in the accounting and investment banking industries.

APPENDIX I	FINANCIAL INFORMATION OF THE GROUP

1.	FINANCIAL INFORMATION OF THE GROUP

The audited consolidated financial statements for each of the years ended 31 December 2022, 2023 and 2024 and the unaudited consolidated financial statements for the six months ended 30 June 2025 of the Company together with relevant notes thereto have been disclosed in the documents published on the Stock Exchange’s website (http://www.hkexnews.hk) and the Company’s website (http://www.leoch.com).

2.	STATEMENT OF INDEBTEDNESS

At the close of business on 30 June 2025, the Group had total borrowings of approximately RMB5,342 million which were guaranteed or secured.

Except as disclosed above, the Group did not have any outstanding loans or other similar indebtedness as of the close of the business on 30 June 2025. The Directors have confirmed that there have been no material changes in the indebtedness and contingent liabilities of the Group since 30 June 2025.

3.	WORKING CAPITAL

As of the Latest Practicable Date, having made appropriate inquiries and taking into account of the internal resources of the Group and currently available loan facilities, the Directors are of the opinion that the Group will have sufficient working capital for its requirements for at least the next 12 months from the date of this circular.

4.	MATERIAL ADVERSE CHANGE

There is no material adverse change in the financial and trading position of the Group since 31 December 2024, the date to which the latest published audited consolidated financial statements of the Group were made up.

5.	FINANCIAL AND OPERATIONAL PROSPECT

Business Review and Prospects

The Group demonstrated robust revenue growth in 2024 compared to 2023, driven by strong performance across key geographical regions. The Company’s strategic focus on expanding its market presence, investing in innovative technologies, and capitalizing on the growing demand for energy storage solutions has yielded significant results.

APPENDIX I	FINANCIAL INFORMATION OF THE GROUP

The Group anticipates that with the accelerated transformation of the global energy structure towards green and low-carbon, as well as the rapid popularization of digital and intelligent technologies, the new energy and artificial intelligence sectors will witness unprecedented development opportunities. The energy solutions the Group provide for data centers, communications, and energy storage, among others, are in line with the current global technological innovation trends, which will help the Group create new growth points and consolidate its leading position in the industry.

At the same time, we also see that the risks facing the global economy are complex and diverse. There are short-term challenges such as geopolitical conflicts and inflationary pressures, as well as long-term structural risks such as climate change and debt issues. To address these multiple challenges, the Group has added analyses and response strategies for potential risks such as fluctuations in raw material prices, supply chain risks, and technological change risks in our strategic planning. We have also established a risk management team to regularly assess and adjust risk response strategies.

Future Outlook and Strategies

As the Group continues to see future growth of consumer needs and believe it will maintain its leading position in the industry. Looking ahead, the Group is confident in its strategy, the strength of business model and development going forward and expects its business performance to remain robust. The Group will remain committed to creating long- term value for the Company Shareholders through steady growth and sustainable development.

Upon the completion of the Proposed Spin-off, the Retained Group will be embracing the vast market of Chinese Mainland, Hong Kong and Macau with its brands well positioned in product research, design, marketing, export and distribution of power solution in Chinese Mainland, Hong Kong and Macau. The Group is looking to achieve fast growth in Chinese Mainland, Hong Kong and Maca and make the brands known to more consumers, as well as providing better product offerings to consumers in Chinese Mainland, Hong Kong and Macau.

APPENDIX II	GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT

This circular, for which the Directors, collectively and individually accept full responsibility, includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors, having made all reasonable enquiries, confirm that to the best of their knowledge and belief the information contained in this circular is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this circular substantially misleading.

2.	DISCLOSURE OF INTERESTS

(a)	Directors’ and chief executive’s interests and short positions in the securities of the Company and its associated corporations

As at the Latest Practicable Date, the following Directors or the chief executive of the Company had or were deemed to have interests or short positions in the shares, underlying shares or debentures of the Company and its associated corporations (within the meaning of Part XV of the SFO) (i) which were required to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they were taken or deemed to have under such provision of the SFO); or (ii) which were required, pursuant to section 352 of the SFO, to be entered in the register referred to therein; or (iii) which were required to be notified to the Company and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers (the ‘‘Model Code’’) adopted by the Company:

Name of Director/ chief executive	Note	Nature of Interest	Number of Shares held		Number of underlying Shares held		Approximate percentage of issued share capital
Dr. Dong Li	1	Interest of controlled corporation	1,063,847,000	(L)	—		74.17%
Ms. Hong Yu	2	Beneficial owner	1,504,000	(L)	480,000	(L)	0.14%
Mr. Cao Yixiong Alan	3	Beneficial owner	1,025,000	(L)	1,100,000		0.15%
Mr. Lau Chi Kit	4	Beneficial owner			350,000	(L)	0.02%
Mr. Lu Zhiqiang	5	Beneficial owner	75,000		150,000	(L)	0.02%
Mr. Wu Kouyue	6	Beneficial owner	900,000	(L)	500,000	(L)	0.1%

The letter ‘‘L’’ denotes long position in the Shares/underlying Shares

APPENDIX II	GENERAL INFORMATION

Notes:

1.

Dr. Dong is deemed to be interested in 1,063,847,000 Shares held by Master Alliance, a company which is wholly owned by Dr. Dong. Dr. Dong, the chairman of the Company and an executive Director, is a director of Master Alliance, which has an interest or short position in the Shares or underlying Shares which would fall to be disclosed to the Company pursuant to Divisions 2 and 3 of Part XV of the SFO.

2.	Ms. HONG held 1,504,000 Shares, and has been granted options of 480,000 Shares under the new share option scheme adopted by the Company on 30 October 2020 (the ‘‘New Share Option Scheme’’).
3.	Mr. Cao Yixiong Alan held 1,025,000 Shares, and has been granted options of 1,100,000 Shares under the New Share Option Scheme.
4.

Mr. Lau Chi Kit has been granted options for (i) 200,000 Shares under the share option scheme of the Company adapted on 14 October 2010 (the ‘‘2010 Share Option Scheme’’); and (ii) 150,000 Shares under the New Share Option Scheme.

5.	Mr. LU Zhiqiang held 75,000 Shares, and had been granted options of 150,000 Shares under the New Share Option Scheme.
6.	Mr. Wu Kouyue 900,000 Shares, and had been granted options of 500,000 Shares under the New Share Option Sheme.
7.	As at the Latest Practicable Date, the number of issued shares of the Company was 1,434,423,357.

Save as disclosed above, as at the Latest Practicable Date, (a) none of the Directors and the chief executive of the Company had or was deemed to have any interests or short positions in the shares, underlying shares or debentures of the Company and its associated corporations (within the meaning of Part XV of the SFO) (i) which were required to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they were taken or deemed to have under such provision of the SFO); or (ii) which were required, pursuant to section 352 of the SFO, to be entered in the register referred to therein; or (iii) which were required to be notified to the Company and the Stock Exchange pursuant to the Model Code; and (b) none of the Directors or proposed Director is a director or employee of a company which had an interest or short position in the Shares and underlying Shares which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO.

APPENDIX II	GENERAL INFORMATION

(b)	Substantial Company Shareholders’ interests in Shares and underlying Shares

As of the Latest Practicable Date, as far as the Directors are aware of, the following persons (other than the Directors and chief executive of the Company), had an interest in the shares or underlying shares in the Company which would fall to be disclosed to the Company under the provision of Divisions 2 and 3 of Part XV of the SFO, or was, directly or indirectly, interested in 5% or more of the issued capital of the Company:

Name of Substantial Company Shareholders	Note	Nature of Interest	Number of Shares/ underlying Shares held		Approximate percentage of issued share capital
Master Alliance Investment Limited	1	Beneficial Owner	1,063,847,000	(L)	74.17%

The letter ‘‘L’’ denotes long position in the Shares/underlying Shares

Notes:

(1)	Master Alliance Investment Limited, a company wholly owned by Dr. Dong, beneficially owned 1,063,847,000 Shares.
(2)	As at the Latest Practicable Date, the number of issued shares of the Company was 1,434,423,357.

Save as disclosed herein, as of the Latest Practicable Date, the Company had not been notified by any person (other than the Directors or the chief executive of the Company) who had an interest or short position in the Shares or the underlying Shares which would fall to be disclosed to the Company under the provision of Divisions 2 and 3 of Part XV of the SFO, or was, directly or indirectly, interested in 5% or more of the issued capital of the Company.

3.	DIRECTORS’ SERVICE CONTRACTS

As of the Latest Practicable Date, none of the Directors has entered into any service contract with the Company or any of its subsidiaries which was not determinable by the Company within one year without payment of compensation (other than statutory compensation).

APPENDIX II	GENERAL INFORMATION

4.	COMPETING INTERESTS

To the best knowledge of the Directors, none of the Directors had any interest in any business which directly or indirectly competes or is likely to compete with the business of the Group as of the Latest Practicable Date.

5.	INTERESTS IN CONTRACT OR ARRANGEMENTS

As of the Latest Practicable Date, save as disclosed below, there is no contract or arrangement entered into by any member of the Group subsisting at the date of this circular in which any Director is materially interested and which is significant in relation to the business of the Group:

(a)

the master sales agreement dated 2 December 2024 entered into between the Company and Dr. Dong (for and on behalf of all companies under his control other than the Group) in respect of the sales by the Group to Dr. Dong’s associates of batteries and related parts including connecting cables and molds etc.;

(b)

the master purchases agreement dated 2 December 2024 entered into between the Company and Dr. Dong (for and on behalf of all companies under his control other than the Group) in respect of the purchases by the Group from Dr. Dong’s associates of: (a) battery related components including chargers, connecting cables, BMS, battery cells, battery holders and electric scooters etc.; and (b) low capacity lithium-ion batteries (for resale to customers upon request).

(c)

the master purchase agreement dated 13 August 2025 entered into between the Company and Dr. Dong (for and on behalf of all companies under his control other than the Group) in respect of the purchases of certain production facilities;

(d)

the Brand Licensing Framework Agreement dated 10 December 2025 entered into between the SpinCo Group and the Retained Group in respect of the grant of the exclusive rights to develop, produce, and sell products under the Licensing Brands in the Overseas Markets by the Retained Group to the SpinCo Group, which is controlled by Dr. Dong; and

(e)

the Product Procurement Framework Agreement dated 10 December 2025 entered into between the SpinCo Group and the Retained Group in respect of the procurement of finished power solution from the Retained Group by the SpinCo Group, which is controlled by Dr. Dong.

APPENDIX II	GENERAL INFORMATION

As at the Latest Practicable Date, save for the master agreements referred to above, none of the Directors had any direct or indirect interest in any assets which had been acquired, disposed of by or leased to, or which were proposed to be acquired, disposed of by or leased to, any member of the Group since 31 December 2024, being the date to which the latest published audited consolidated financial statements of the Group were made up.

6.	MATERIAL CONTRACTS

There was no contract (not being contracts entered into in the ordinary course of business) entered into by any member of the Group within the two years immediately preceding the Latest Practicable Date, which is or may be material.

7.	MATERIAL LITIGATION

The Directors confirm that, as of the Latest Practicable Date, no member of the Group was involved in any material litigation or arbitration and no material litigation or claim is known to the Directors to be pending or threatened by or against any member of the Group.

8.	MATERIAL ADVERSE CHANGE

As of the Latest Practicable Date, there is no material adverse change in the financial or trading position of the Group since 31 December 2024, the date to which the latest published audited consolidated financial statements of the Group were made up.

9.	EXPERT’S QUALIFICATION AND CONSENT

The Independent Financial Adviser is a licensed corporation to carry out type 6 (advising on corporate finance) regulated activity under the SFO which has provided its opinion contained in this circular.

The Independent Financial Adviser has given and has not withdrawn its written consent to the issue of this circular with the inclusion herein of its letter and/or references to its name in the form and context in which they respectively appear. The letter from the above expert is given as of the date of this circular for incorporation in this circular.

As at the Latest Practicable Date, the Independent Financial Adviser was not beneficially interested in the share capital of any member of the Group nor did it have any right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for any Shares, convertible securities, warrants, options or derivatives which carry voting rights in any member of the Group nor did it have any interest, either direct or indirect, in any assets which have been acquired or disposed of by or leased to or are proposed to be acquired or disposed of by or leased to any member of the Group since 31 December 2024, being the date to which the latest published audited consolidated financial statements of the Group were made up.

APPENDIX II	GENERAL INFORMATION

10.	MISCELLANEOUS

(a)

Ms. Lin Jianan is our Company Secretary. Ms. Lin is a member of The Hong Kong Chartered Governance Institute (formerly known as The Hong Kong Institute of Chartered Secretaries), a chartered secretary, a chartered governance professional and an environmental, social and governance reporting certification holder. She obtained a bachelor’s degree in engineering from Tianjin Polytechnic University in 2010 and a master’s degree in business administration with a major in corporate governance and directorship from Hong Kong Baptist University in 2014;

(b)

The registered office of the Company is situated at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands; the principal place of business of the Company in Hong Kong is situated at Unit C, 33rd Floor, TML Tower, No.3 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong; and the headquarters of the Company is situated at 152 Beach Road, #22-01/04, Gateway East, Singapore;

(c)	The branch share registrar and transfer office of the Company is Tricor Investor Services Limited at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong;

(d)	The English text of this circular shall prevail over the respective Chinese text in the case of inconsistency.

11.	DOCUMENTS ON DISPLAY

Copies of the following documents will be published on the website of the Stock Exchange (www.hkexnews.hk) and the Company’s website (http://www.leoch.com) for a period of 14 days from the date of this circular:

(a)	this circular;

(b)	the Product Procurement Framework Agreement;

(c)	the letter from the Independent Board Committee to the Company Shareholders dated 15 December 2025, the text of which is set out on pages 33 to 34 of this circular;

(d)	the letter from the Independent Financial Adviser to the Independent Board Committee dated 15 December 2025, the text of which is set out on pages 35 to 46 of this circular; and

(e)	the written consent referred to in the section headed ‘‘Expert’s Qualification and Consent’’ in this appendix.

APPENDIX III	PRO FORMA FINANCIAL INFORMATION OF

THE SPINCO GROUP

Set out below are the key unaudited pro forma financial information of the SpinCo Group prepared according to IFRS with pro-forma adjustments for the three years ended 31 December 2024 and the six months ended 30 June 2025 (as if the SpinCo Group had not been part of the Group for the relevant financial years/period).

The following financial information may differ from the financial information included in any registration statement to be filed with the relevant U.S. authorities, which would be prepared in accordance with U.S. generally accepted accounting principles (GAAP). The financial information of the SpinCo Group following completion of the Proposed Spin-off and the Proposed Distribution will be provided in U.S. GAAP rather than IFRS.

Summary Combined and Consolidated Income Statements

	For the year ended 31 December			For the six months ended 30 June
	2022	2023	2024	2025
	(RMB’000, unaudited)
CONTINUING OPERATIONS
REVENUE	4,776,472	4,961,612	6,206,203	3,434,109
Cost of sales	(4,131,647)	(4,200,895)	(5,287,457)	(2,987,638)
Gross profit	644,825	760,717	918,746	446,471
Other income and gains	40,320	17,252	4,661	38,308
Selling and distribution expenses	(143,334)	(177,405)	(195,310)	(132,394)
Administrative expenses	(96,440)	(110,214)	(161,278)	(83,434)
Research and development costs	(24,156)	(54,479)	(28,460)	(18,727)
(Impairment losses)/reversal of impairment on financial assets	(10,636)	10,787	(5,508)	(15,655)
Other expenses	(3,576)	(8,323)	(31,876)	(65)
Finance costs	(7,349)	(34,635)	(60,584)	(23,177)
PROFIT/(LOSS) BEFORE TAX FROM CONTINUING OPERATIONS	399,654	403,700	440,391	211,327
Income tax credit/(expense)	(46,265)	(80,318)	(128,264)	(69,553)
PROFIT/(LOSS) FOR THE YEAR FROM CONTINUING OPERATIONS	353,389	323,382	312,127	141,774
PROFIT ATTRIBUTABLE TO THE SHAREHOLDER	353,762	312,252	293,510	160,594

APPENDIX III	PRO FORMA FINANCIAL INFORMATION OF

THE SPINCO GROUP

Summary Combined and Consolidated Balance Sheet

	As of 31 December			For the six months ended 30 June
	2022	2023	2024	2025
	(RMB’000, unaudited)
Total non-current assets	454,336	527,737	2,055,480	1,356,419
Total current assets	2,639,476	3,341,907	3,336,389	3,529,841
Total assets	3,093,812	3,869,644	5,391,869	4,886,260
Total current liabilities	2,028,321	2,469,876	2,815,330	3,741,098
Total non-current liabilities	42,947	41,685	658,709	138,534
Total liabilities	2,071,268	2,511,561	3,474,039	3,879,632
Total equity	1,022,544	1,358,083	1,917,830	1,006,628

NOTICE OF THE EGM

Leoch International Technology Limited

理士國際技術有限公司

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 842)

NOTICE OF THE EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the ‘‘EGM’’) of Leoch International Technology Limited (the ‘‘Company’’) will be held at 10:00 a.m. on 7 January 2026 at Unit C, 33/F., TML Tower, No. 3 Hoi Shing Road, Tsuen Wan, New Territories, Hong Kong to consider and, if thought fit, passing the following ordinary resolution of the Company. Unless otherwise indicated, capitalized terms used in this notice shall have the same meanings as those defined in the circular of the Company dated 15 December 2025 (the ‘‘Circular’’):

ORDINARY RESOLUTIONS

1.	THAT:

(a)	the Proposed Spin-off and the Proposed Distribution be and are hereby approved; and

(b)

the directors of the Company and/or the directors of the SpinCo or the directors of any members of the SpinCo Group be and are hereby authorised, for and on behalf of the Company and the SpinCo, to take all steps and do all acts and things as they consider to be necessary, appropriate or expedient in connection with and to implement or give effect to the Proposed Spin-off and the Proposed Distribution, and any director of the Company be authorised to execute all such other documents, instruments and agreements (including the affixation of the Company’s common seal) deemed by such director to be incidental to, ancillary to or in connection with the Proposed Spin-off and the Proposed Distribution.

EGM – 1

NOTICE OF THE EGM

2.	THAT conditional upon the passing of ordinary resolution 1 above:

(a)

the terms and conditions of the Product Procurement Framework Agreement dated 10 December 2025 entered into between the SpinCo Group and the Retained Group in respect of the procurement of finished power solution from the Retained Group by the SpinCo Group for an initial term of two years commencing on the SpinCo Listing Date (a copy of the Product Procurement Framework Agreement is marked ‘‘A’’ and produced to the EGM and signed by the chairman of the EGM for identification purpose) and the transactions contemplated thereby be and are hereby approved, confirmed and ratified;

(b)

the proposed maximum annual monetary value of the continuing connected transactions contemplated under the Product Procurement Framework Agreement pursuant to paragraph (a) of this resolution for each of the period from the SpinCo Listing Date to 31 December 2026, and the financial year ending 31 December 2027 as set out in the paragraph headed ‘‘Letter from the Board – PRODUCT PROCUREMENT FRAMEWORK AGREEMENT – Proposed annual caps and basis of determination’’ contained in the Circular be and are hereby approved; and

(c)

any one or more directors of the Company be and are hereby authorised to do all such acts and things as they consider necessary or expedient for the purposes of giving effect to the Product Procurement Framework Agreement and the transactions contemplated thereby’’

By Order of the Board
Leoch International Technology Limited
Dr. Dong Li
Chairman

Hong Kong, 15 December 2025

Notes:

1.

Any shareholder of the Company entitled to attend and vote at the EGM is entitled to appoint a proxy to attend and vote on his/her behalf. A proxy need not be a shareholder of the Company. A shareholder who is the holder of two or more shares of the Company may appoint more than one proxy to represent him/her to attend and vote on his/her behalf. If more than one proxy is so appointed, the appointment shall specify the number and class of shares in respect of which each such proxy is so appointed.

2.

In order to be valid, the form of proxy together with the power of attorney or other authority, if any, under which it is signed or a certified copy of that power of attorney or authority, must be deposited at the branch share registrar and transfer office of the Company in Hong Kong, Tricor Investor Services Limited (the ‘‘Branch Share Registrar’’) at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong not less than 48 hours before the time appointed for the holding of the EGM (i.e. before 5 January 2026 at 10:00 a.m.) or any adjournment thereof. Completion and return of the form of proxy shall not preclude a shareholder of the Company from attending and voting in person at the EGM and, in such event, the instrument appointing a proxy shall be deemed to be revoked.

EGM – 2

NOTICE OF THE EGM

3.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing, or if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised.

4.

Where there are joint holders of any share, any one of such joint holders may vote at the EGM, either personally or by proxy, in respect of such share as if he/she were solely entitled thereto, but if more than one of such joint holders are present at the EGM personally or by proxy, then the one of such joint holders so present whose name stands first on the register of members of the Company shall, in respect of such share, be entitled alone to vote in respect thereof.

5.

The resolutions at the EGM will be taken by poll pursuant to the Rules Governing the Listing of Securities (the ‘‘Listing Rules’’) on The Stock Exchange of Hong Kong Limited (the ‘‘Stock Exchange’’) and the results of the poll will be published on the websites of the Stock Exchange (www.hkexnews.hk) and the Company (http://www.leoch.com) in accordance with the Listing Rules.

6.

The register of members of the Company will be closed from 2 January 2026 to 7 January 2026 (both days inclusive), during which period no transfer of shares of the Company will be registered. In order to determine the identity of members who are entitled to attend and vote at the EGM, all share transfer documents accompanied by the relevant share certificates must be lodged with the Branch Share Registrar at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong for registration not later than 4:30 p.m. on 31 December 2025.

As at the date of this notice, the executive directors are Dr. DONG Li and Ms. HONG Yu and the independent non-executive directors are Mr. CAO Yixiong Alan, Mr. LAU Chi Kit and Mr. LU Zhiqiang.

EGM – 3